Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 8, 2004

by and among

ITC^DELTACOM, INC.,

BOATRAMP CO.,

FLORIDA DIGITAL NETWORK, INC.,

and

THE PRINCIPAL STOCKHOLDERS OF FLORIDA DIGITAL NETWORK, INC.

Section 12.02.	Amendments; No Waivers	84
Section 12.03.	Expenses	85
Section 12.04.	Successors and Assigns; Benefit	85
Section 12.05.	Governing Law	85
Section 12.06.	Submission to Jurisdiction	85
Section 12.07.	Severability	86
Section 12.08.	Interpretation	86
Section 12.09.	Disclosures	86
Section 12.10.	Counterparts; Effectiveness	86
Section 12.11.	Waiver of Jury Trial	86
Section 12.12.	Entire Agreement	86
Section 12.13.	Specific Performance	87
Section 12.14.	Nature of Liability	87
Section 12.15.	Binding Appointment	87
Section 12.16.	Definition of Knowledge	87

Exhibit A	WCAS Voting Agreement
Exhibit B	Form of Amended and Restated Governance Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Working Capital Worksheet
Exhibit E	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit F	Form of Bylaws of Surviving Corporation
Exhibit G	Form of Affiliate Letter
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Parent Charter Amendment
Exhibit J	Form of Amended and Restated Bylaws of Parent
Exhibit K	Amendment No. 2 to Series A Registration Rights Agreement
Exhibit L	Amendment No. 2 to WCAS Registration Rights Agreement

Annex I	Company Stockholder Information

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2004 (this “Agreement”), is entered into by and among ITC^DeltaCom, Inc., a Delaware corporation (“Parent”), Boatramp Co., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Co.”), Florida Digital Network, Inc., a Delaware corporation (the “Company”), and each of the stockholders of the Company identified on the signature pages hereto under the heading “Principal Stockholders” (each, a “Principal Stockholder” and, collectively, the “Principal Stockholders”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of its stockholders, and consistent with and in furtherance of its business strategies and goals, for Parent to acquire all of the outstanding shares of capital stock of the Company through the merger of Merger Co. with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Co. have each unanimously determined that it is advisable and in the best interests of its stockholders, and consistent with and in furtherance of its business strategies and goals, for Parent to acquire indirectly all of the outstanding shares of capital stock of the Company through the merger of Merger Co. with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Co. and the Company have each adopted this Agreement providing for the merger (the “Merger”) of Merger Co. with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL” or “Delaware Law”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, promptly following the execution and delivery of this Agreement, holders of at least the requisite voting power represented by outstanding shares of common stock of the Company and outstanding shares of preferred stock of the Company shall approve this Agreement and the transactions expressly contemplated hereby by written consent in accordance with Section 228 of the DGCL;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company and the Principal Stockholders to enter into this Agreement, the Parent Principal Stockholders (as hereinafter defined) have entered into a Voting Agreement in the form of Exhibit A attached hereto (the “WCAS Voting Agreement”) pursuant to which the Parent Principal Stockholders have agreed to vote all of their shares of common stock and preferred stock of Parent to approve the issuance of Parent common stock in the Merger and other matters provided herein;

WHEREAS, Parent, the Principal Stockholders and the Company intend the Merger to qualify as a reorganization within the meaning of Section 368 of the Code; and

WHEREAS, Parent, the Principal Stockholders and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Each of the following terms is defined as follows:

“Acquisition Proposal” is defined in Section 8.04(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person; provided that, for purposes of this Agreement, (a) Parent, the Parent Subsidiaries and Merger Co. shall not be treated as Affiliates of the Company or any Principal Stockholder; (b) the Company and the Subsidiaries shall not be treated as an Affiliate of any other party hereto; (c) no Principal Stockholder shall be treated as an Affiliate of Parent, the Parent Subsidiaries, Merger Co., the Company or the Subsidiaries; and (d) no portfolio company of any Principal Stockholder or any of such Principal Stockholder’s affiliated investment funds shall be treated as an Affiliate of any other party hereto, the Parent Subsidiaries or the Subsidiaries.

“Agreement” is defined in the preamble.

“Amended and Restated Governance Agreement” means the Amended and Restated Governance Agreement, in substantially the form attached hereto as Exhibit B, among the Principal Stockholders, Parent and the other securityholders of Parent listed on the signature pages thereof, to be entered into at the Closing.

“Amendment to Parent Capital Leases” means the Third Amendment to the Schedules and Leases, dated as of the date hereof, among NTFC Capital Corporation, solely in its capacity as lessor, General Electric Capital Corporation, solely in its capacity as lessor, and the Parent Subsidiaries listed on the signature pages thereof.

“Amendment to Series A Registration Rights Agreement” means Amendment No. 2, dated as of the date hereof, to the Registration Rights Agreement, dated as of October 29, 2002 and restated as of October 6, 2003, among Parent and the stockholders of Parent listed on the signature pages thereof.

“Amendment to WCAS Registration Rights Agreement” means Amendment No. 2, dated as of the date hereof, to the WCAS Registration Rights Agreement.

“Amendment to Parent Credit Facilities” means, collectively, (a) Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of the date hereof, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and Wells Fargo Bank Minnesota, National Association, as Administrative Agent and Collateral Agent, and (b) Amendment No. 1 to Credit Agreement, dated as of the date hereof, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent.

“Appraisal Notice” is defined in Section 8.01(b).

“Beneficial owner” and “beneficially own” have the same meaning as in Rule 13d-3 promulgated under the Exchange Act as in effect on the date hereof.

“Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in New York City, New York, the State of Georgia or the State of Florida generally are authorized or required by law or other governmental actions to close.

“Capital Lease Facility” means, collectively, (a) the Master Lease Agreement, dated as of December 29, 2000, as amended, between NTFC Capital Corporation, as Lessor, and the Parent Subsidiaries listed on the signature pages thereof, as Lessees, and (b) the Master Lease Agreement, dated as of December 31, 2001, as amended, between General Electric Capital Corporation, as Lessor, and the Parent Subsidiary listed in the signature pages thereto, as Lessee.

“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States; (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000; (c) commercial paper in an aggregate amount of no more than $160,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “P-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.; or (d) obligations issued by any state of the United States of America or any municipality or other political subdivision of any such state or any public instrumentality thereof having, at the time of acquisition, the highest rating obtainable from any of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. or Fitch Ratings, Inc., including, without limitation, auction rate certificates.

“Certificates” is defined in Section 2.02(c).

“Closing” is defined in Section 2.01(b).

“Closing Cash Balance” means the actual total amount of Unrestricted Cash as of the Closing Determination Date minus any amounts accrued for payment of Transaction Expenses as of the Closing Date, whether payable before or after the Closing Date.

“Closing Cash Target” means an amount equal to the sum of (x) $16.5 million plus (y) the Negative Working Capital Amount as of the Closing Determination Date minus the amount of Excluded Transaction Expenses paid or accrued as of the Closing Date.

“Closing Date” is defined in Section 2.01(b).

“Closing Determination Date” means the close of business on the last day of the month immediately preceding the month in which the Closing Date occurs.

“Closing Working Capital Amount” means the actual aggregate amount of Working Capital of the Company and the Subsidiaries as of the Closing Determination Date minus, without duplication, any amounts accrued for payment of Transaction Expenses and any other current liabilities, whether before or after the Closing Date, which are incurred by the Company and the Subsidiaries after the Closing Determination Date, other than in the ordinary course of business consistent with past practice. For purposes of illustration, if the Closing Determination Date occurs on September 30 and the Closing Date occurs on October 12, any Transaction Expenses owed by the Company or the Subsidiaries which accrue or are incurred after September 30 would be considered current liabilities as of September 30 for purposes of this definition.

“Code” is defined in Section 2.03(g).

“Common Exchange Ratio” is defined in Section 2.02(a).

“Common Merger Consideration” is defined in Section 2.02(a).

“Common Share” is defined in Section 2.02(a).

“Company” is defined in the preamble.

“Company Balance Sheet” is defined in Section 4.07(a).

“Company Balance Sheet Date” is defined in Section 4.07(a).

“Company Common Stock” is defined in Section 2.02(a).

“Company Disclosure Schedule” is defined in Section 2.05.

“Company Employees” is defined in Section 4.12(a).

“Company Financial Statements” is defined in Section 4.07(a).

“Company Indemnified Party” is defined in Section 10.01(b).

“Company Insiders” is defined in Section 8.21.

“Company Plan” is defined in Section 4.12(a).

“Company Preferred Liquidation Shares” means the portion of the 31,300,000 Parent Common Shares issuable in the Merger that would be allocable to the holders of outstanding Series A Preferred Stock as of the Effective Time (assuming the exercise, conversion or exchange of all outstanding rights, warrants, options, convertible securities or indebtedness or other rights exercisable, convertible or exchangeable for or into, directly or indirectly, Series A Preferred Stock whether at the time of issue or upon the passage of time or the occurrence of some future event) if the Merger were deemed to constitute a “Liquidation Event” or an “Acquisition” within the meaning and for purposes of the Company’s Restated Charter (excluding any additional Parent Common Shares that would be issuable to the holders of the Series A Preferred Stock after giving effect to Article IV, Section 3(b) of the Company’s Restated Charter).

“Company Representatives” is defined in Section 8.03(b).

“Company Securities” is defined in Section 4.05.

“Company Stock Plans” means (a) the Florida Digital Network, Inc. 2003 Equity Compensation Plan, (b) the Florida Digital Network, Inc. 2001 Equity Compensation Plan and (c) the Amended Florida Digital Network, Inc. 1999 Stock Option Plan.

“Company Stockholder Approval” is defined in Section 4.02(c).

“Company Termination Fee” is defined in Section 11.02(b).

“Company Updated Disclosure Schedule” is defined in Section 8.22(a).

“Company 401(k) Plan” means the Florida Digital Network, Inc. 401(k) Plan.

“Company’s Restated Charter” means the Sixth Amended and Restated Certificate of Incorporation of Florida Digital Network, Inc. filed with the Secretary of State of the State of Delaware on April 7, 2003.

“Confidentiality Agreement” is defined in Section 8.11.

“Continuing Employees” is defined in Section 8.15.

“Contracts” is defined in Section 4.16.

“Controlled Group” is defined in Section 4.12(c).

“Debt” with respect to any Person, means, at any time without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business, unless such trade payables overdue by more than 90 days are contested in good faith by such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person as lessee under leases that are or should be capitalized in accordance with GAAP, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of interest rate or currency hedging agreements, (h) all obligations of such Person to guarantee any Debt, leases, dividends or other payment obligations and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Deductible Amount” is defined in Section 10.01(e).

“Delaware Law” is defined in the recitals hereto.

“Designated Officer” is defined in Section 5.08(k).

“DGCL” is defined in the recitals hereto.

“Dissenting Shares” is defined in Section 2.02(b).

“DOJ” is defined in Section 8.08(b).

“Effective Time” is defined in Section 2.01(c).

“Environmental Laws” is defined in Section 4.18(d).

“Environmental Permits” is defined in Section 4.18(d).

“ERISA” is defined in Section 4.12(a).

“Escrow Agent” is defined in Section 10.05(a).

“Escrow Agreement” means the Escrow Agreement, in substantially the form attached hereto as Exhibit H, among Parent, the Stockholders’ Representative and the Escrow Agent, to be entered into at the Closing.

“Escrow Amount” is defined in Section 2.03(b).

“Escrow Fund” is defined in Section 10.05(a).

“Escrow Fund Stockholders” means, collectively, the Principal Stockholders and any other Stockholder who prior to the Closing executes and delivers to Parent and the Stockholders’ Representative a letter agreement under which such other Stockholder agrees to be an Escrow Fund Stockholder for purposes of this Agreement and the Escrow Agreement.

“Excess Cash Distributions” means distributions by the Company of Unrestricted Cash between the date hereof and the Closing Date in an amount which may not exceed (a) $4,000,000 in the aggregate during such period and (b) on the date of any such distribution, the amount by which the amount of Unrestricted Cash exceeds the Minimum Cash Requirement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” is defined in Section 2.03(a).

“Excluded Transaction Expenses” means Transaction Expenses up to an aggregate amount of $750,000, which for purposes of this definition shall consist solely of (a) fees and expenses of outside legal counsel, accountants and other advisors, (b) an amount equal to 50% of the filing fee payable by Parent to comply with applicable requirements of the HSR Act and (c) the costs of the “tail” insurance policy which the Company is required to procure pursuant to Section 8.14(b).

“Fair Market Value” means, as of any date of determination, the volume weighted average of the per share selling price of one Parent Common Share on Nasdaq (or if the Parent Common Shares are not traded on Nasdaq, on the principal securities exchange, interdealer quotation system or other securities market on which the Parent Common Shares are then traded) for the 20 consecutive trading days ending on the second Business Day prior to such date of determination, as reported by Bloomberg Financial Markets (or such other source as a majority of the Principal Stockholders entitled to receive a majority of the Merger Consideration and Parent may agree); provided that if the Parent Common Shares are so traded but the selling price thereof is not reported, the average of the last bid and ask prices for one Parent Common Share for such period of 20 consecutive trading days. The Fair Market Value as of the date hereof is $4.4688.

“FCC” is defined in Section 4.27.

“FTC” is defined in Section 8.08(b).

“GAAP” is defined in Section 4.07(a).

“Hazardous Substances” is defined in Section 4.18(d).

“HSR Act” is defined in Section 4.03.

“Indemnified Party” is defined in Section 10.01(c).

“Indemnifying Party” is defined in Section 10.01(c).

“Intellectual Property Right” is defined in Section 4.17.

“IRUs” is defined in Section 4.21(b).

“Leased Real Property” is defined in Section 4.21(a).

“Lien” is defined in Section 4.04.

“Liquidation Per Share Ratio” means the Company Preferred Liquidation Shares multiplied by a fraction, the numerator of which shall be the Series A Liquidation Amount (as defined in the Company’s Restated Charter) for any outstanding share of Series A Preferred Stock as of the Effective Time, and the denominator of which shall be the Series A Liquidation Amount for all outstanding shares of Series A Preferred Stock as of the Effective Time.

“Losses” is defined in Section 10.01(a).

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that for purposes of this Agreement none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or could be expected to be, a Material Adverse Effect unless, in each such case, any such item has a disproportionate effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and the Subsidiaries, taken as a whole, relative to the effect of such item on other companies in the telecommunications industry generally or on competitive local exchange carriers in particular: (i) any adverse change, event, development or effect arising from or relating to (A) general business or economic conditions, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP or (E) changes in law, rules, relations, orders or other binding directives issued by any governmental entity; (ii) any adverse change applicable to the telecommunications industry generally or to competitive local exchange carriers in particular; or (iii) any effect arising from compliance by Parent, the Company or any Principal Stockholder with the terms of this Agreement or the other Transaction Agreements; or (b) the ability of the Company or any Principal Stockholder to perform its obligations under this Agreement.

“Merger” is defined in the recitals hereto.

“Merger Co.” is defined in the preamble.

“Merger Co. Common Stock” is defined in Section 2.02(a).

“Merger Consideration” is defined in Section 2.02(a).

“Minimum Cash Requirement” means, as of any date of determination, Unrestricted Cash in an amount equal to the sum of (x) $16.5 million plus (y) the Negative Working Capital as of such date of determination minus Excluded Transaction Expenses which have been paid or accrued as of such date of determination up to an aggregate amount of $750,000.

“Mpower Escrow Amount” means an amount of approximately $1,498,866 as of August 31, 2004, which is held in escrow for the benefit of the Company pursuant to the Escrow Agreement, dated as of January 13, 2003, among the Company, Mpower Holding Corporation, Mpower Communications Corp., Mpower Lease Corporation and JPMorgan Chase Bank.

“Multiemployer Plan” is defined in Section 4.12(e).

“Nasdaq” is defined in Section 2.02(c).

“Negative Working Capital Amount” means, as of any date of determination, the amount of total current liabilities (excluding offsetting current liabilities relating to the potential liabilities secured by the Mpower Escrow Amount) of the Company and the Subsidiaries as of such date minus the amount of total current assets (excluding cash and Cash Equivalents including, without duplication, the Mpower Escrow Amount) of the Company and the Subsidiaries as of such date, calculated in accordance with and in a manner consistent with the policies and procedures used in preparing the Working Capital Worksheet and consistent with GAAP (including, without limitation, capitalization policies, reserve policies, accounts payable practices, and accruals for any deferred expenses or Taxes or the applicable portion thereof, all in accordance with GAAP).

“Notice of Loss” is defined in Section 10.01(c).

“Order” is defined in Section 4.10.

“Owned Real Property” is defined in Section 4.21(a).

“Parent” is defined in the preamble.

“Parent Balance Sheet” is defined in Section 5.07.

“Parent Balance Sheet Date” is defined in Section 5.07.

“Parent Charter Amendment” means the amendment to Parent’s Restated Certificate of Incorporation in the form attached hereto as Exhibit I.

“Parent Common Share” is defined in Section 2.02(a).

“Parent Common Stock” is defined in Section 2.02(a).

“Parent Credit Agreement” means, collectively, (a) the Parent Senior Credit Agreement and (b) the Parent Junior Credit Agreement.

“Parent Current SEC Reports” is defined in Section 5.05.

“Parent Disclosure Schedule” is defined in Section 5.03.

“Parent Indemnified Party” is defined in Section 10.01(a).

“Parent Junior Credit Agreement” means the Credit Agreement, dated as of October 6, 2003, as amended from time to time, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent.

“Parent Leased Real Property” means as or the date hereof, a lease or similar agreement under which Parent or a Parent Subsidiary is lessee of, or holds or operates, any real property owned by any third Person, except those which are terminated by Parent or such Parent Subsidiary without penalty on 30 days’ or less notice or which provide for annual lease payments of less than $112,500.

“Parent Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that for purposes of this Agreement none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or could be expected to be, a Parent Material Adverse Effect unless in each such case any such item has a disproportionate effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Parent and the Parent Subsidiaries, taken as a whole, relative to the effect of such item on other companies in the telecommunications industry generally or on competitive local exchange carriers in particular: (i) any adverse change, event, development or effect arising from or relating to (A) general business or economic conditions, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP or (E) changes in law, rules, relations, orders or other binding directives issued by any governmental entity; (ii) any adverse change applicable to the telecommunications industry generally or to competitive local exchange carriers in particular; or (iii) any effect arising from compliance by Parent, the Company or any Principal Stockholder with the terms of this Agreement or the other Transaction Agreements; or (b) Parent’s ability to perform its obligations under this Agreement.

“Parent Material Contracts” means, collectively, each Contract to which Parent or a Parent Subsidiary is a party or bound which constitutes a “material contract” of Parent and the Parent Subsidiaries, as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

“Parent Owned Real Property” means real property owned by Parent or a Parent Subsidiary.

“Parent Permits” is defined in Section 5.15.

“Parent Plan” is defined in Section 5.12(a).

“Parent Principal Stockholders” means, collectively, Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners IV, L.P.

“Parent Proxy Statement” means the proxy statement to be furnished by Parent in connection with the Parent Stockholder Proposals and any other matters to be considered at the Parent Stockholders Meeting, together with any supplements or amendments thereto.

“Parent Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Shares in connection with the Merger pursuant to and as provided in this Agreement.

“Parent Representatives” is defined in Section 8.03.

“Parent SEC Reports” is defined in Section 5.06(a).

“Parent Securities” is defined in Section 5.05.

“Parent Senior Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of October 6, 2003, as amended from time to time, among Parent, the Parent Subsidiary signatory thereto, as Borrower, the Subsidiary Guarantors named therein, as Subsidiary Guarantors, the Lenders named therein, as Lender Parties, and Wells Fargo Bank Minnesota, National Association, as Administrative Agent and Collateral Agent.

“Parent Series A Charter Amendment” means the amendment to the certificate of designation of Parent’s 8% Series A Convertible Redeemable Preferred Stock referred to in the letter agreement, dated as of the date hereof, among Parent and the stockholders of Parent listed on the signature pages thereto.

“Parent Stockholder Approval” means approval of the Parent Stockholder Proposals.

“Parent Stockholders Meeting” is defined in Section 8.02(b).

“Parent Stockholder Proposals” means proposals, to be submitted at the Parent Stockholders Meeting, for approval by the stockholders of Parent of (a) issuance by Parent of Parent Common Shares in connection with the Merger pursuant to and as provided in this Agreement and (b) the Parent Charter Amendment.

“Parent Stock Option” is defined in Section 2.05.

“Parent Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by Parent and/or one or more Parent Subsidiaries.

“Parent Updated Disclosure Schedule” has the meaning set forth in Section 8.22(b).

“Parent 10-K” is defined in Section 5.05.

“Parent’s Stock Incentive Plan” means the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan, as amended from time to time.

“Permits” is defined in Section 4.15.

“Permitted Liens” means (a) statutory Liens securing payments not yet due, (b) Liens securing Debt that will be released effective prior to or as of the Closing Date, (c) Liens arising pursuant to leases of property that are capitalized in accordance with GAAP, (d) Liens not securing Debt for borrowed money which do not, individually or in the aggregate, materially interfere with the use, occupancy or operation of real or personal property and (e) statutory Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, employment insurance and other social security legislation.

“Person” is defined in Section 2.03(d) and, for purposes of Section 8.04, Section 8.04(a).

“Per Share Ratio” means a fraction, the numerator of which shall be the positive number, if any, which is equal to 31,300,000 minus the Company Preferred Liquidation Shares, and the denominator of which shall be the number of Common Shares outstanding as of the Effective Time (assuming the exercise, conversion or exchange of all outstanding rights, warrants, options, convertible securities or indebtedness or other rights exercisable, convertible or exchangeable for or into, directly or indirectly, Company Common Stock whether at the time of issue or upon the passage of time or the occurrence of some future event, including the conversion into Company Common Stock of all shares of Series A Preferred Stock outstanding as of the Effective Time).

“Pre-Closing Tax Period” is defined in Section 4.11(a).

“Principal Stockholders” is defined in the preamble.

“PUHCA” is defined in Section 4.28.

“Registration Rights Agreement” means a registration rights agreement, in substantially the form attached hereto as Exhibit C, among Parent and the Principal Stockholders, to be entered into at the Closing, provided, that if, at the Effective Time (without giving effect to the Transactions) the Board of Directors of Parent shall have more than nine authorized and serving directors, the form of Registration Rights Agreement attached as Exhibit C hereto shall be modified prior to execution and delivery thereof to grant to the Principal Stockholders the same shelf registration rights granted to the WCAS Securityholders (as such term is defined in the WCAS Registration Rights Agreement) in the WCAS Registration Rights Agreement.

“Regulatory Law” is defined in Section 8.08(b).

“Release” is defined in Section 4.18(d).

“Released Parties” is defined in Section 8.18.

“Releasing Parties” is defined in Section 8.18.

“Returns” is defined in Section 4.11(a).

“Revised Working Capital Worksheet” means the Working Capital Worksheet as revised to include all changes to the Working Capital of the Company and the Subsidiaries between June 1, 2004 and the Closing Determination Date.

“SEC” is defined in Section 5.06(a).

“Section 16 Information” is defined in Section 8.21.

“Section 262” is defined in Section 2.02(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Exchange Ratio” is defined in Section 2.02(a).

“Series A Preferred Merger Consideration” is defined in Section 2.02(a).

“Series A Preferred Share” is defined in Section 2.02(a).

“Series A Preferred Stock” is defined in Section 2.02(a).

“Shares” is defined in Section 2.02(a).

“Stock Restriction Agreements” means, collectively, those certain Amended and Restated 2004 Stock Restriction Agreements, dated as of June 30, 2004, between the Company and Matthew Blocha, James DaBramo, Michael P. Gallagher and Ryan Hand, respectively.

“Stockholders” means holders of Shares entitled to Merger Consideration (other than cash in lieu of a fractional share).

“Stockholders’ Representative” is defined in Section 8.20.

“Subsidiary” is defined in Section 4.06(a).

“Subsidiary Securities” is defined in Section 4.06(b).

“Superior Proposal” is defined in Section 8.04(b).

“Survival Period” is defined in Section 10.02.

“Surviving Corporation” is defined in Section 2.01(a).

“Surviving Corporation Common Stock” is defined in Section 2.02(a).

“Tax” means (a) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (b) liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group (other than such a group of which, with respect to Article 4, the Company or any Subsidiary is the common parent), or a party to any agreement or arrangement, as a result of which liability of, with respect to Article 4, the Company or any Subsidiary, to a taxing authority is determined or taken into account with reference to the liability of any other Person, and (c) liability of, with respect to Article 4, the Company or any Subsidiary, for the payment of any amount as a result of being party to any tax sharing agreement (or any similar contract or arrangement) or with respect to the payment of any amount of the type described in clause (a) or (b) immediately above as a result of any existing express obligation (including, but not limited to, an indemnification obligation).

“Tax Asset” is defined in Section 4.11(d).

“Termination Date” is defined in Section 11.01(b).

“Third Party Claim” is defined in Section 10.01(d).

“Transaction Agreements” means, collectively, this Agreement, the Amended and Restated Governance Agreement, the Registration Rights Agreement and the Escrow Agreement.

“Transaction Expenses” means any fees and expenses incurred by the Company or any Subsidiary in connection with or payable upon consummation of the Transactions, including the fees contemplated in Section 8.14(b) or 12.03.

“Transactions” means the transactions contemplated by the Transaction Agreements, including the Merger and the issuance and delivery of the Parent Common Shares pursuant to the terms of this Agreement.

“Unrestricted Cash” means, as of any date of determination, cash in an amount which, in accordance with GAAP, is immediately available for use and is recorded on the consolidated balance sheet of the Company (which shall be prepared in accordance with GAAP applied on a consistent basis) as of the last day of the calendar month ended immediately prior to such date of determination as “cash and cash equivalents” and shall exclude (a) the amount of cash which, in accordance with GAAP, is required to be recorded on such consolidated balance sheet of the Company as “restricted cash” and (b) the Mpower Escrow Amount.

“WCAS Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 6, 2003, as amended, among Parent and the securityholders of Parent listed on the signature pages thereof.

“WCAS Voting Agreement” is defined in the recitals hereto.

“Working Capital” means, as of any date of determination, the amount of total current assets (including cash and Cash Equivalents) of the Company and the Subsidiaries as of such date minus the amount of total current liabilities of the Company and the Subsidiaries as of such date, calculated in accordance with and in a manner consistent with the policies and procedures used in preparing the Working Capital Worksheet and consistent with GAAP (including, without limitation, capitalization policies, reserve policies, accounts payable practices, and accruals for any deferred expenses or Taxes or the applicable portion thereof, all in accordance with GAAP).

“Working Capital Target” means $16,500,000 minus Excluded Transaction Expenses paid or accrued as of the Closing Date.

“Working Capital Worksheet” means the calculation of Working Capital attached hereto as Exhibit D.

ARTICLE 2

PLAN OF MERGER

Section 2.01. The Merger.

(a) At the Effective Time (as defined below), Merger Co. shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Co. shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) The closing of the Merger (the “Closing”) shall be held at the offices of Hogan & Hartson L.L.P., 555 Thirteenth St., N.W., Washington, D.C. 20004, as soon as practicable, but no later than two Business Days after the last day of the month in which the satisfaction or, to the extent permitted hereunder, waiver of each condition set forth in Article 9 occurs, or at such other time and place as the parties hereto shall agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” At the Closing, the Company and Merger Co. shall duly execute and deliver a certificate of merger to the Secretary of State of the State of Delaware for filing under Section 251 of the DGCL and make all other filings or recordings required by the DGCL in connection with the Merger.

(c) The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as is specified in the certificate of merger (the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all of the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Co., all as provided under this Agreement and the DGCL.

Section 2.02. Conversion of Shares.

(a) At the Effective Time:

(i) each share (each, a “Common Share”) of common stock, par value $0.00000001 per share, of the Company (the “Company Common Stock”) held by the Company as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired, and no payment shall be made with respect thereto;

(ii) each share of common stock, par value $0.01 per share, of Merger Co. (the “Merger Co. Common Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.00000001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”), with the same rights, powers and privileges as the shares so converted;

(iii) each Common Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in this Section 2.02(a) and Section 2.02(b), be converted into the right to receive from Parent a number of fully paid and nonassessable shares (each, a “Parent Common Share”) of the common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to the Per Share Ratio (the “Common Exchange Ratio”) (together with any cash paid in respect of fractional shares pursuant to Section 2.02(c), the “Common Merger Consideration”); and

(iv) each share (each a “Series A Preferred Share” and, together with the Common Shares, the “Shares”) of Series A Preferred Stock, par value $.01 per share, of the Company (the “Series A Preferred Stock”) outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.02(b), be converted into the right to receive from Parent a number of fully paid and nonassessable Parent Common Shares equal to the sum of (A) the Liquidation Per Share Ratio plus (B) (x) the Per Share Ratio multiplied by (y) the number of Common Shares into which such Series A Preferred Share is convertible as of the Effective Time (the “Series A Preferred Exchange Ratio”) (together with any cash paid in respect of fractional shares, the “Series A Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”).

(b) Notwithstanding anything in this Agreement to the contrary, each Share that is held by a holder (i) who has not voted in favor of the Merger or consented thereto in writing, (ii) who shall have properly demanded in writing appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) and (iii) who has neither effectively withdrawn nor lost the right to such payment (each such share, a “Dissenting Share” and collectively, the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.02(a), but rather the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the

Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.02(a) (subject to deposit into the Escrow Fund in accordance with Sections 2.03(b) and 10.05(a) of the number of Parent Common Shares representing the portion of the Escrow Amount allocable to such holder). The Company shall serve prompt notice to Parent of any written demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(c) No certificates or scrip representing less than one Parent Common Share shall be issued in exchange for Shares upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”). In lieu of any such fractional Parent Common Share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Certificates for exchange shall be paid upon such surrender (and after taking into account all Certificates surrendered by such holder) cash (without interest) in an amount equal to such fraction multiplied by the Fair Market Value as of the Closing Date.

Section 2.03. Surrender and Payment.

(a) Parent shall serve as, or appoint, an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Shares for the Merger Consideration; provided that any such agent appointed by Parent shall be reasonably acceptable to the Company. Parent shall cause Merger Co. to make available to the Exchange Agent, immediately prior to the Effective Time, the Merger Consideration to be exchanged or paid in respect of the Shares, other than such portion of the Merger Consideration which constitutes the Escrow Amount. The Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of Shares (i) a letter of transmittal for use in such exchange (which shall be in form and substance reasonably satisfactory to the Company and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration.

(b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, shall be entitled to receive the Merger Consideration payable in respect of such Shares (subject to deposit into the Escrow Fund in accordance with this Section 2.03(b) and Section 10.05(a) of the number of Parent Common Shares representing the portion of the Escrow Amount allocable to such holder). The holder of such Certificate, upon its exchange for Parent Common Shares, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 2.03(c). Certificates surrendered shall forthwith be cancelled following the Effective Time. Until so surrendered, each such Certificate, following the Effective Time, shall represent for all purposes only the right to receive such Merger Consideration. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 10.05(a), Parent, on behalf of the Stockholders, shall cause to be delivered to the Escrow Agent Certificates representing 3,356,606 of the Parent Common Shares that constitute the Merger Consideration (the “Escrow Amount”) allocated among the Stockholders on a pro rata basis determined in accordance with each Stockholder’s ownership of Company Common Stock immediately prior to the Effective Time on an as converted basis and without regard to the liquidation preference attributable to any shares of Series A Preferred Stock held by any such Stockholder, which Certificates shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 2.03(b). Such Parent Common Shares shall be beneficially owned by such holders, shall be held in escrow by the Escrow Agent and shall be applied solely to satisfy indemnification claims under Section 10.01(a) of this Agreement, all as provided in the Escrow Agreement. To the extent not applied for such purpose, such Parent Common Shares shall be released from the Escrow Fund, as and when provided in the Escrow Agreement.

(c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Section 2.03. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Common Shares.

(d) If any Certificate for Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance therefor that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall have paid to the Exchange Agent any transfer or other taxes required as a result of the issuance of a Certificate for Parent Common Shares in any name other than that of the registered holder of such Shares, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(e) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates representing Shares are presented to the Surviving Corporation, such Certificates shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) None of Parent, Merger Co., any Principal Stockholder or the Company or any of their respective Affiliates shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Agreement to any holder of Shares, and from any cash dividends or other distributions that the holder is entitled to receive under Section 2.03(c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”), or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under Section 2.03(c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

(h) Any portion of the Certificates evidencing the Parent Common Shares, of the cash to be paid in respect of fractional Parent Common Shares, of the cash or other property in respect of dividends or other distributions supplied to the Exchange Agent or of the cash portion of the Merger Consideration, if any, which remains unclaimed by the Stockholders six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration and any dividends or distributions with respect to Parent Common Shares.

Section 2.04. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and any dividends or other distributions as may be required pursuant to this Article 2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.05. Stock Options and Warrants; Stock Restriction Agreements.

(b) Following the Effective Time, each option to purchase Parent Common Shares (a “Parent Stock Option”) outstanding as of the Effective Time shall continue in effect in accordance with the terms and conditions of each such Parent Stock Option. At the Effective Time, each stock option and warrant to purchase Shares or any other capital stock of the Company or any Subsidiary outstanding, whether or not vested or exercisable, and each other commitment or agreement to issue Shares or any other capital stock of the Company or any Subsidiary, including without limitation, all such stock options, warrants and commitments or agreements to issue Shares or any other capital stock of the Company or any Subsidiary set forth in Sections 4.05 and 4.06 of the written disclosure schedule previously delivered by the Company to Parent (the “Company Disclosure Schedule”), shall be cancelled without the payment of any consideration, and the Company and the Subsidiaries shall obtain all consents and approvals necessary to effect such cancellation.

(c) At the Effective Time, Parent shall assume the Stock Restriction Agreements, and the Parent Common Shares issued in the Merger in exchange for shares of Company Common Stock outstanding under the Stock Restriction Agreements and unvested at the Effective Time shall vest thereafter according to the applicable vesting schedule set forth in, and shall otherwise to be subject to the terms and conditions of, the Stock Restriction Agreements.

Section 2.06. Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split up, combination, exchange of shares or similar event or a stock dividend or dividend on the Parent Common Shares payable in any securities shall be declared with a record date within such period, the Per Share Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock and the holders of Series A Preferred Stock, as applicable, with the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Company, which shall be amended and restated at the Effective Time as set forth in Exhibit E attached hereto, which is incorporated by reference herein, until such certificate of incorporation is further amended in accordance with applicable law.

Section 3.02. Bylaws. The bylaws of the Merger Co., as set forth in Exhibit F attached hereto, in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law and the Amended and Restated Governance Agreement, (a) the directors of Merger Co. at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Co. at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES THE COMPANY

The Company represents and warrants to Parent as follows:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to Parent or the Parent Representatives true and complete copies of the Company’s certificate of incorporation and bylaws as currently in effect. Such certificate of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Company.

Section 4.02. Corporate Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s powers and have been duly and validly authorized by all necessary corporate action under the Company’s constituent documents and applicable provisions of Delaware Law (other than obtaining the Company Stockholder Approval and the filing with the Secretary of State of the State of Delaware of the certificate of merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

(b) The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and adopting this Agreement, the Merger and the other transactions expressly contemplated hereby and requiring the approval of the Board of Directors of the Company, (ii) determining that the terms of the Merger are fair and in the best interests of the Company and its stockholders and that the other transactions expressly contemplated hereby and requiring the approval of the Board of Directors of the Company are in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable.

(c) The only vote of holders of any class or series of Company Common Stock and Company Preferred Stock necessary to approve and adopt this Agreement and the Merger (the “Company Stockholder Approval”) is the adoption of this Agreement by (i) the holders of a majority of the outstanding Company Common Stock and Series A Preferred Stock voting together as a single class, with the Series A Preferred Stock voting on an as-converted basis, and (ii) the holders of at least 75% of the outstanding Series A Preferred Stock voting on an as-converted basis. The Company Stockholder Approval may be obtained by the written consent of the Company’s stockholders listed on Section 4.02(c) of the Company Disclosure Schedule under the Company’s certificate of incorporation and bylaws and the DGCL. The affirmative vote of the holders of the Company Common Stock and the Company Preferred Stock, or any of them, is not necessary to consummate any transaction expressly contemplated hereby other than the Merger. Promptly (but in no event more than one Business Day) following the execution and delivery of this Agreement and receipt of the Company Stockholder Approval, the Company shall deliver to Parent a certificate of the Secretary of the Company certifying that the Company Stockholder Approval has been obtained by the written consent of the Company’s stockholders.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, do not and shall not require any action by or in respect of, consent or approval of, or filing with, any governmental body, agency, official or authority by or on behalf of the Company or any Subsidiary other than (a) the filing of the certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) as set forth in Section 4.03 of the Company Disclosure Schedule; (d) as may be necessary as a result of any facts or circumstances relating solely to Parent, Merger Co. or the other Parent Subsidiaries; and (e) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not reasonably be expected to prevent or materially delay the Company or any Principal Stockholder from performing its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 4.04. Non-contravention. Except as set forth in Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, do not and shall not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company or the equivalent organizational documents of any Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to the Company or any Subsidiary or any of their respective properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any of their respective properties or assets or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any property or asset of the Company or any Subsidiary, except in the case of clauses (b), (c) and (d) immediately above for any such violation, failure to obtain any such consent or other action, default, right, loss or Lien that, individually or in the aggregate, does not or would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

Section 4.05. Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 24,270,604 shares of preferred stock, $.01 par value per share, 12,619,648 shares of which are designated Series A Preferred Stock and 11,650,956 shares of which are designated Series A-1 Preferred Stock. As of the date hereof, there are outstanding 1,846,896 shares of Company Common Stock, 12,619,648 shares of Series A Preferred Stock, and no shares of Series A-1 Preferred Stock. As of the date hereof, there are outstanding options or rights to purchase an aggregate of 370,983 shares of Company Common Stock. As of the date hereof, each Stockholder owns of record the number of Common Shares (other than the Common Shares issuable upon conversion of the Series A Preferred Shares, in accordance with their respective terms, owned of record by such Stockholder as of the date hereof) set forth opposite the name of such Stockholder on Annex 1 under the heading “Common Shares.” As of the date hereof, each Stockholder owns of record the number of Series A Preferred Shares set forth beside the name of such Stockholder on Annex 1 under the heading “Series A Preferred Shares.” All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except as set forth in Section 4.05 of the Company Disclosure Schedule and this Section 4.05, as of the date hereof, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company exercisable, convertible or exchangeable for or into shares of capital stock or voting securities of the Company, (c) no options, warrants, rights of first refusal or other rights to acquire from the Company, any Subsidiary or any of their respective Affiliates, and no obligation of any Principal Stockholder, the Company, any Subsidiary or any of their respective Affiliates to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary and (d) no equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or any similar rights (the items in clauses (a), (b), (c) and (d) immediately above being referred to collectively as the “Company Securities”). Except as set forth in Section 4.05 of the Company Disclosure Schedule, there are (i) no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities and (ii) no preemptive or similar rights with respect to any Company Securities. Except as set forth in Section 4.05 of the Company Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company or any Subsidiary having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which stockholders may vote.

Section 4.06. Subsidiaries.

(a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company and/or one or more Subsidiaries. All Subsidiaries and their respective jurisdictions of incorporation are identified in Section 4.06 of the Company Disclosure Schedule.

(b) Except as set forth in Section 4.06 of the Company Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except as set forth in Section 4.06 of the Company Disclosure Schedule, there are outstanding (i) no securities of the Company or any Subsidiary exercisable, convertible or exchangeable for or into shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) no options, warrants, rights of first refusal or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities exercisable, convertible or exchangeable for or into any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) immediately above being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities or any preemptive or similar rights with respect to any Subsidiary Securities. Except as set forth in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any Subsidiary, directly or indirectly, owns any equity or similar interest in, or any interest exercisable, convertible or exchangeable for or into an equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than the Subsidiaries).

Section 4.07. Financial Statements.

(a) The audited consolidated financial statements of the Company for the fiscal years ended December 31, 2002 and December 31, 2003 and the unaudited consolidated financial statements of the Company for the six-months then ended June 30, 2004 delivered to Parent or the Parent Representatives prior to the date hereof (the “Company Financial Statements”) fairly present, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of such unaudited consolidated financial statements, subject to normal year-end adjustments), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2003 and “Company Balance Sheet Date” means December 31, 2003.

(b) The accountants who certified the financial statements referred to in Section 4.07(a), as well the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2001, are independent public accountants within the meaning of the Securities Act.

(c) Except as set forth in Section 4.07(c) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary has any Debt.

Section 4.08. Absence of Certain Changes. Except as set forth in Section 4.08 of the Company Disclosure Schedule, since the Company Balance Sheet Date the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(a) as of the date hereof, any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b) as of the date hereof, any revaluation by the Company of any of its assets or any assets of any Subsidiary that would be included in or otherwise affect the calculation of Working Capital as of any date, including but not limited to, writing down the value of inventory or equipment or writing off notes or accounts receivable, in each case, other than in the ordinary course of business consistent with past practice;

(c) except for the payment of Excess Cash Distributions or for dividends paid in capital stock of the Company in respect of the preferred stock of the Company outstanding on the date hereof in accordance with its present terms, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (whether in cash, stock or property), any split, combination or reclassification of any of its capital stock, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

(d) any amendment of any term of any outstanding security of the Company or any Subsidiary;

(e) as of the date hereof, any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money;

(f) any creation or assumption by the Company or any Subsidiary of any Lien, other than a Permitted Lien, on any material asset, other than in the ordinary course of business consistent with past practice;

(g) as of the date hereof, any making of any loan, advance or capital contributions to or investment (other than investments in cash or cash equivalents in the ordinary course of business) in any Person other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice and (ii) routine salary, travel and expense advances to Company Employees in the ordinary course of business;

(h) as of the date hereof, any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary;

(i) any (i) transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) that involved (A) the acquisition of assets (other than in the ordinary course of business consistent with past practice) other than for fair value or that involved an amount in excess of $250,000 or (B) the disposition of assets other than for fair value or that involved an amount in excess of $250,000, (ii) waiver by the Company or any Subsidiary of any material provision contained in any Contract required to be set forth in Section 4.09 of the Company Disclosure Schedule or (iii) settlement by the Company or any Subsidiary of any material dispute under any Contract referred to in clause (ii) immediately above;

(j) as of the date hereof, any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in GAAP as concurred with by the Company’s independent auditors, or any Tax election;

(k) as of the date hereof, any (i) increase in the compensation or fringe benefits of any present or former director, officer or employee of the Company or any Subsidiary, except for increases in salary or wages in the ordinary course of business consistent with past practice, (ii) grant of any severance or termination pay in excess of $50,000 to any present or former director, officer or employee of the Company or any Subsidiary, (iii) loan or advance of money or other property by the Company or any Subsidiary to any of its present or former directors, officers or employees (other than routine salary, travel and expense advances to Company Employees in the ordinary course of business consistent with past practice or in an aggregate amount not in excess of $20,000), (iv) establishment, adoption, entrance into, amendment or termination of any Company Plan or collective bargaining agreement (other than as may be required by the terms of an existing Company Plan or collective bargaining agreement, or as may be required by applicable law or in order to qualify such Company Plan or collective bargaining agreement under Sections 401 and 501 of the Code) or (v) grants of any equity or equity-based awards, other than, in the case of each of clauses (i) through (v), pursuant to commitments of the Company or any Subsidiary existing on the date hereof required by contracts set forth in Section 4.08(k) or 4.12 of the Company Disclosure Schedule;

(l) as of the date hereof, any labor dispute, other than routine individual grievances, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(m) as of the date hereof, any cancellation of any material licenses, sublicenses, franchises, permits or similar agreements to which the Company or any Subsidiary is a party, or any written notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof; or

(n) any repayments of principal to any Principal Stockholder or their respective Affiliates in respect of indebtedness owed to such Principal Stockholder or its Affiliates or any payment of interest accrued in respect of such indebtedness.

Section 4.09. No Undisclosed Liabilities. Except as set forth in Section 4.09 of the Company Disclosure Schedule, as of the date hereof, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

(a) liabilities disclosed or provided for in the Company Balance Sheet or the notes thereto;

(b) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice;

(c) liabilities under this Agreement;

(d) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and the Subsidiaries, taken as a whole; and

(e) ordinary course contractual liabilities under contracts entered into prior to or since the Company Balance Sheet Date.

Section 4.10. Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule, as of the date hereof, (a) there is no action, suit, hearing, arbitration, proceeding or, to the knowledge of the Company, investigation pending against, affecting or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective properties or assets before any court, arbitrator or any governmental body, agency or official which, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to have a Material Adverse Effect and (b) neither the Company nor any Subsidiary nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree, determination, award or settlement agreement (each, an “Order”), except for such Orders as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.11. Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) or Section 4.11 of the Company Disclosure Schedule:

(a) all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) (collectively, the “Returns”) that are required to be filed with any Taxing authority with respect to any Tax period (or portion thereof) ending on or before the Effective Time (a “Pre-Closing Tax Period”) by or on behalf of the Company or any Subsidiary have been or shall be filed when due (including any applicable extension periods) in accordance with all applicable laws, and as of the time of filing, the Returns were true and complete in all material respects other than with respect to items on such Returns that, if not true and correct in all material respects, would not result in liability for current or past Taxes;

(b) the Company and the Subsidiaries have timely paid, or withheld and remitted to the appropriate Taxing authority, all material Taxes due and payable whether or not shown on any Returns;

(c) the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than any notes thereto) and (i) do not exceed that reserve as adjusted for the passage of time and operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns;

(d) as of the date hereof, there is no material claim (including under any indemnification or Tax sharing agreement), audit, action, suit, proceeding or, to the knowledge of the Company, investigation now pending or threatened against or in respect of any Tax or Tax Asset of the Company or any Subsidiary (“Tax Asset” means any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could be carried forward or back to reduce Taxes);

(e) as of the date hereof, there are no Liens for Taxes upon the assets of the Company or the Subsidiaries except for (i) Liens for current Taxes not yet due or (ii) Liens that are being contested in good faith by appropriate proceedings and are set forth in Section 4.11 of the Company Disclosure Schedule;

(f) since December 31, 2001, neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction that was purported or represented on any Return to be governed by Section 355(a) of the Code;

(g) neither the Company nor any Subsidiary is currently under any obligation to pay any amounts of the type described in clause (b) or (c) of the definition of “Tax,” regardless of whether such Tax is imposed on the Company or any Subsidiary; and

(h) neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations; neither the Company nor any Subsidiary is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement; neither the Company nor any Subsidiary (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign law) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and except as set forth in Section 4.11 of the Company Disclosure Schedule, as of the date hereof, (A) neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return and (B) there are no current or, to the knowledge of the Company, pending claims by an authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to Taxation by that jurisdiction.

Section 4.12. ERISA.

(a) Section 4.12 of the Company Disclosure Schedule contains a true and complete list of each Company Plan (other than Company Plans that are written and immaterial, provided that employment, severance or consulting agreements with directors, officers or key employees shall be deemed material for purposes of this Section 4.12(a)). “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, retention, termination, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, and each amendment thereto, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (i) any current or former employee, director, agent, partner or consultant of the Company or any Subsidiary (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any Subsidiary or (ii) the Company or any Subsidiary has had or has any present or future liability.

(b) With respect to each Company Plan, the Company has provided to Parent or the Parent Representatives a current, accurate and complete copy or, with respect to unwritten Company Plans, description thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter as of the date hereof; (iii) any summary plan description and other material written communications by the Company or any Subsidiary to the Company Employees concerning the extent of the benefits provided under a Company Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof; (v) for the fiscal years ended December 31, 2003, 2002 and 2001 (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (vi) all correspondence, rulings, or opinions issued by the U. S. Department of Labor or the Internal Revenue Service. Each of the Company Plans can be amended, modified or terminated within a period of 30 days without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Company Plan intended to be qualified within the meaning of Code Section 401(a).

(c) No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in ERISA Section 3(35) and neither the Company, any Subsidiary, nor any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied.

(d) (i) Each Company Plan has been established and administered substantially in accordance with its terms and is in compliance as of the date hereof in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each

Company Plan which is intended to be “qualified” within the meaning of Code Section 401(a) has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of the Company, nothing has occurred as of the date hereof which reasonably could be expected to adversely affect such qualified status; (iii) as of the date hereof, no event has occurred and no condition exists with respect to any Company Plan subject to the requirements of Code Section 401(a) that would subject the Company or the Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; and (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

(e) No Company Plan is or has been a multiemployer plan within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”). Neither the Company, any Subsidiary nor any member of their Controlled Group has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company, any Subsidiary nor any member of their Controlled Group.

(f) No Company Plan is an ESOP (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in employer securities (as such term is defined in Section 409(l) of the Code) or is a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

(g) Neither the Company, any Subsidiary, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest,” as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any “prohibited transaction,” as defined in Code Section 4975 or ERISA Section 406, with respect to any Company Plan, nor, to the knowledge of the Company, have there been any fiduciary violations under ERISA which could subject the Company or any Subsidiary (or any officer, director or employee thereof) to any material penalty or tax under ERISA Section 502(i) or Code Sections 4971 and 4975.

(h) With respect to any Company Plan, (i) as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) as of the date hereof, no facts or circumstances exist that would be reasonably likely to give rise to any such actions, suits or claims, in either case where such actions, suits or claims would reasonably be expected to result in an unfunded liability to the Company or its Affiliates and (iii) as of the date hereof, no filing, application or other matter is pending with the Internal Revenue Service, the United States Department of Labor or any other governmental body,

(i) Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement or the Transactions (whether alone or in connection with any subsequent event(s)), would be reasonably likely to result in (i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights to any Company Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Company Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the

Code. No amount so disclosed shall be an “excess parachute payment” within the meaning of Code Section 280G.

(j) Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except for coverage required under Section 4980B of the Code.

(k) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, a Company Plan which would increase the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2003.

Section 4.13. Labor Matters.

(a) Except as set forth in Section 4.13 of the Company Disclosure Schedule, as of the date hereof, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns known to the Company, work stoppages or other concerted activities with respect to employees of any of the Company or any Subsidiary pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, (ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding or settlement agreements, in each case, arising out of collective bargaining agreements to which the Company or any Subsidiary is a party or (iii) to the knowledge of the Company, activities or proceedings of any labor union or employee association to organize any such employees.

(b) Except to the extent set forth in Section 4.13 of the Company Disclosure Schedule and except for such matters as, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, there are no pending administrative matters with any federal, provincial, state or local agencies regarding (i) violations or alleged violations of any federal, provincial, state or local wage and hour law or any federal, provincial, state or local law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors or (iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable laws with respect to wages, hours, employment practices and terms and conditions of employment.

(c) Neither the Company nor any Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

Section 4.14. Compliance with Laws. Except to the extent set forth in Section 4.14 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary is in violation of, has since January 1, 2000 violated, or is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.15. Licenses and Permits. Except as set forth in Section 4.15 of the Company Disclosure Schedule or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (a) as of the date hereof, the Company or the Subsidiaries own, hold or possess adequate right to use all licenses, certificates, consents, orders, franchises, permits, certificates, approvals or other similar authorizations (the “Permits”) required in connection with the operation of the business of the Company and the Subsidiaries in the same manner as currently operated, (b) as of the date hereof, the Company and the Subsidiaries are in compliance with the Permits, (c) as of the date hereof, the Permits are valid and in full force and effect, (d) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (e) none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

Section 4.16. Contracts. Section 4.16 of the Company Disclosure Schedule lists, as of the date hereof, all contracts, commitments, understandings and agreements (whether written or oral) (collectively, “Contracts”) to which the Company or any Subsidiary is a party which fall within any of the following categories: (a) Contracts that (i) involved aggregate expenditures or receipts in excess of $500,000 (or with respect to any Costs of Services Contract, $1,000,000) in the aggregate in fiscal 2003 or (ii) are expected to involve aggregate expenditures or receipts in excess of $500,000 (or with respect to any Costs of Services Contract, $1,000,000) in the aggregate in fiscal year 2004; (b) joint venture, partnership and like Contracts; (c) Contracts containing covenants purporting to limit (or that would limit after the Effective Time) the freedom of the Company or any Subsidiary or Affiliate to compete in any line of business or with any Person in any geographic area; (d) Contracts which contain minimum purchase commitments of greater than $500,000 (or with respect to any Costs of Services Contract, $1,000,000) in the aggregate in any twelve month period, all or part of which minimum purchase commitments remain unsatisfied at June 30, 2004; (e) Contracts relating to any outstanding non-cancelable commitment for capital expenditures of the Company or any Subsidiary in excess of $750,000 in the aggregate in any twelve month period; (f) indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company or any Subsidiary with commitments for the borrowing or the lending of amounts, by the Company or any Subsidiary; (g) any Contract, note or bond under which the Company or any Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than to the Company or one of the wholly-owned Subsidiaries); (h) any Contract creating or granting any Lien upon any of the properties or assets of the Company or any Subsidiary; (i) any currently effective Contract, or any expired or terminated Contract which has surviving provisions, providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company, any Subsidiary or any predecessor Person; (j) except for any lease, sublease or similar Contract which is terminable by the Company or any Subsidiary without penalty on notice of 30 days or less, any lease, sublease or similar Contract with any Person (other than the Company or one of the Subsidiaries) under which the Company or one of the Subsidiaries is a lessor or sublessor of, or makes available for use to any person (other than the Company or one of the Subsidiaries), (i) any Leased Real Property or (ii) any portion of any premises otherwise occupied by the Company or one of the Subsidiaries; (k) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), which is material to the Company and the Subsidiaries taken as a whole); (l) any Contract (other than any Permit) with any governmental authority or with any labor union; (m) any material Contract containing a most favored customer clause or similar provision; (n) the top ten wholesale accounts relating to the provision of private line services, reseller services or carrier services (based on revenue generated in the twelve months prior to the date hereof), top thirty retail accounts (based on revenue of at least $250,000 generated in the twelve months prior to the date hereof) and the Contracts relating to such wholesale and retail accounts; (o) any other Contract not in the ordinary course of business consistent with past practice that is material to the Company and the Subsidiaries, taken as whole, or (p) any Contracts included in the foregoing clauses (a)-(o) (A) that are with dealers that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(A) of the Company Disclosure Schedule, (B) that are with associations that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(B) of the Company Disclosure Schedule, (C) that are referral partner or referral agent agreements that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(C) of the Company Disclosure Schedule, (D) that are private line agreements that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(D) of the Company Disclosure Schedule, or (E) that are operator service agreements that have terms that vary materially from the terms set forth in the forms attached hereto as Section 4.16(p)(E) of the Company Disclosure Schedule. Complete and correct copies of all Contracts referred to in this Section 4.16 of the Company Disclosure Schedule have been made available to Parent or the Parent Representatives by the Company. All Contracts referred to in this Section 4.16 of the Company Disclosure Schedule are, as of the date hereof, valid, binding and in full force and effect and are enforceable by the Company and the Subsidiaries in accordance with their terms, except as may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and general principles of equity. Except as set forth in Section 4.16 of the Company Disclosure Schedule and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, none of the Company, any Subsidiary nor, to the knowledge of the Company, any other party thereto, is or is alleged to be in violation of or in default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a violation of or default under, any such Contract. As of the date hereof, none of the counterparties to any such Contracts has given notice of termination of, or is seeking to amend, any such Contract.

Section 4.17. Intellectual Property. The Company has identified in Section 4.17 of the Company Disclosure Schedule all material common law trademarks and service marks, all registered trademarks and service marks and registered trade names, as well as all trademarks, service marks or trade names for which applications for registration have been filed, all registered copyrights, all issued patents and patent applications that are owned by the Company and the Subsidiaries, all domain names that are owned by the Company and the Subsidiaries, all material software used by the Company and the Subsidiaries and all material software licenses granted in connection with such material software to the Company and the Subsidiaries (other than, with respect to such software and such software licenses, off-the-shelf commercial or shrinkwrap software and excluding all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (such as the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License)). The Company and the Subsidiaries have not distributed to any third party any internally developed software that includes any such “open source software.” Except as set forth in Section 4.17 of the Company Disclosure Schedule, (a) the Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (b) the Intellectual Property Rights owned by the Company and the Subsidiaries are free from material Liens and (c) to the knowledge of the

Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with, infringe upon or misappropriate any Intellectual Property Rights of others and are not being infringed upon or misappropriated by any third party, in each case to the extent that, if sustained, such conflict or infringement, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, “Intellectual Property Right” means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right. All material software used by the Company and the Subsidiaries has been (i) licensed to the Company and the Subsidiaries, as applicable, (ii) developed by employees of the Company or the Subsidiaries within the scope of their employment, or (iii) developed by a third party and assigned to the Company or the Subsidiaries so that, in the case of clause (iii) immediately above, the Company or the Subsidiaries are now the exclusive owner of such software. To the knowledge of the Company, the Company and the Subsidiaries have not disclosed to any third party material confidential information of the Company and the Subsidiaries except pursuant to a Contract that governs the use or disclosure of confidential information of the Company and the Subsidiaries. The Company and the Subsidiaries have not published on their websites or otherwise made generally available any privacy policy regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors to any of such websites.

Section 4.18. Environmental Matters.

(a) Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(i) except as set forth in Section 4.18(a)(i) of the Company Disclosure Schedule, as of the date hereof, no notice, notification, demand, Lien, request for information, citation, summons, complaint or order has been received by the Company or any Subsidiary, and no penalty has been assessed and no action, claim, suit, or proceeding or review is pending or, to the knowledge of the Company, threatened by any governmental entity or other Person against or directed at (as the case may be) the Company or any Subsidiary, and relating to or arising under any Environmental Law;

(ii) except as set forth in Section 4.18(a)(ii) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date hereof, no investigation is threatened or pending by any governmental entity or any Person with respect to the Company or the Subsidiaries which relates to or arises under any Environmental Law;

(iii) except as set forth in Section 4.18(a)(iii) of the Company Disclosure Schedule, as of the date hereof, there are no liabilities of the Company or any Subsidiary under any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, as of the date hereof, there is no existing condition, situation or set of circumstances which would be reasonably expected to result in any such liability;

(iv) except as set forth in Section 4.18(a)(iv) of the Company Disclosure Schedule, as of the date hereof, the Company and the Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws and have obtained and are in compliance in all material respects with all applicable Environmental Permits and have timely filed all applications and renewals for all applicable Environmental Permits, and such Environmental Permits are valid and in full force and effect and shall not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

(v) except as set forth in Section 4.18(a)(v) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has arranged, by contract, agreement or otherwise, for the treatment, storage or disposal of Hazardous Substances;

(vi) except as set forth in Section 4.18(a)(vi) of the Company Disclosure Schedule, no Hazardous Substance has been Released by the Company or any Subsidiary at any property now or previously owned, operated or leased by the Company or any Subsidiary; and

(vii) except as set forth in Section 4.18(a)(vii) of the Company Disclosure Schedule, there are no underground storage tanks used currently or in the past for the management of Hazardous Substances and no polychlorinated biphenyls, asbestos, landfills, or wetlands on any property currently owned, operated or leased by the Company or any Subsidiary.

(b) Prior to the date hereof, the Company has provided to Parent or the Parent Representatives copies of all environmental assessments, reports and audits (and other documents that Parent or the Parent Representatives has requested for review) in its possession or under its control and that relate to compliance with Environmental Laws by the Company or any Subsidiary, or the environmental condition of any real property that the Company or any Subsidiary has owned, operated, or leased. To the knowledge of the Company, any such documents are accurate and complete.

(c) Except as set forth in Section 4.18(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary owns, leases or operates any real property in New Jersey or Connecticut.

(d) For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Environmental Laws” means any federal, state, provincial, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement or contract with any governmental authority, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required, as applicable, of (i) the Company or any Subsidiary or (ii) Parent or any Parent Subsidiary by applicable Environmental Laws to conduct their businesses and operations, as currently conducted.

“Hazardous Substances” means any pollutant, contaminant, material substance, waste or chemical (including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons); any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; and any other substance which is regulated by, listed under, or for which liability is imposed under, any applicable Environmental Laws.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances.

Section 4.19. Agreements with Affiliates.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a true and correct list, as of the date hereof, of (i) each contract, commitment, agreement or understanding between any Principal Stockholder or any of such Principal Stockholder’s Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, (ii) each contract, commitment, agreement or understanding between any portfolio company of any Principal Stockholder or any of such Principal Stockholder’s affiliated investment funds, on the one hand, and the Company or any Subsidiary, on the other hand, (iii) each contract, commitment, agreement or understanding between any officer, director or other Affiliate of the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand and (iv) any amendments, waivers or relinquishments of any rights relating to any such contract, commitment, agreement or understanding referred to in clause (i) or (iii) immediately above that shall remain outstanding after the Closing in accordance with Section 8.06. All such contracts, commitments, agreements, understandings, amendments, waivers or relinquishments were entered into by the Company or a Subsidiary, as applicable, on arm’s length terms and in the ordinary course of business.

(b) Section 4.19(b) of the Company Disclosure Schedule lists the following information about any extensions of credit in the form of a personal loan, within the meaning of the Sarbanes-Oxley Act of 2002, by the Company or any Subsidiary to any executive officer and director of the Company or any Subsidiary outstanding as of the date hereof: (i) the date of such loan; (ii) the nature of such loan; (iii) the maturity date of such loan; (iv) the principal amount outstanding and amortization schedule of such loan; and (v) the interest rate and interest payment schedule of such loan.

Section 4.20. Insurance. The Company and the Subsidiaries carry, or are covered by, insurance with insurers that are financially sound and reputable and in such amounts with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company and the Subsidiaries and is customary for companies similarly situated. Except as set forth in Section 4.20 of the Company Disclosure Schedule, the insurance policies to which this Section 4.20 refers are in full force and effect, and all premiums thereon have been paid. Except as set forth in Section 4.20 of the Company Disclosure Schedule, no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or to materially increase the premiums payable under or not renew any such policy. Neither the Company nor any Subsidiary is in breach or default, and neither the Company or any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination or modification, of any of such insurance policies, except, in each case, as set forth in Section 4.20 of the Company Disclosure Schedule.

Section 4.21. Real Property.

(a) Section 4.21(a) of the Company Disclosure Schedule contains a brief description of (i) each parcel of real property owned by the Company or the Subsidiaries (the “Owned Real Property”) and (ii) each option held by the Company or the Subsidiaries to acquire any real property. Section 4.21(a) of the Company Disclosure Schedule sets forth a list of each lease or similar agreement under which the Company or any Subsidiary is lessee of, or holds or operates, any real property owned by any third Person, except those leases or similar agreements which are terminable by the Company or such Subsidiary without penalty on notice of 30 days or less (the “Leased Real Property”).

(b) Except for such matters as, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect or as set forth in Section 4.21(b) of the Company Disclosure Schedule:

(i) the Owned Real Property is in conformance with all deed restrictions and other covenants and conditions recorded or running with the land; the current use and operation of the Owned Real Property is in conformity with the certificates of occupancy issued for such Owned Real Property; all the buildings, structures, equipment and other tangible assets of the Company and the Subsidiaries located on the Owned Real Property are in good condition and repair and are sufficient to support the conduct of their business by the Company and the Subsidiaries after the Effective Time; no portion of the Owned Real Property is situated within an area designated (or to be designated) as a “flood plain” or “flood hazard zone” by any governmental body nor is it subject to a predictable flow of floodwaters or within the boundaries of any proposed floodway program; and all streets adjacent to or abutting the Owned Real Property have been dedicated as “public streets” and have been accepted by the governmental body possessing jurisdictions thereover;

(ii) neither the whole nor any part of any of the Owned Real Property or any Leased Real Property is subject to any pending suit for condemnation or other taking by any governmental body and no such condemnation or other taking is threatened; and

(iii) the Company and the Subsidiaries have all conduits, leases, fee interests, licenses, rights of way, authorizations, permits (including permits for highway, railroad and waterway crossings and any necessary permits or authorizations such as environmental permits) and/or other agreements or rights necessary for (A) the granting of the indefeasible rights of use (“IRUs”) previously granted to their customers, if any, (B) the installation, use and access to the fibers and any related property that are the subject of the IRUs granted to their customers, if any, and (C) the ownership, possession and use of their network, if any.

Section 4.22. Title to Property. Except as set forth in Section 4.22 of the Company Disclosure Schedule, the Company and the Subsidiaries have good, valid and marketable title to each item of Owned Real Property and owned personal property and a valid leasehold interest in each item of Leased Real Property and leased personal property, in each case, free and clear of all Liens, other than Permitted Liens.

Section 4.23. Customers and Suppliers.

(a) Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, as of the date hereof, neither (i) the Company nor any Subsidiary has received notice from any customer,

or group of customers that are under common ownership or control, that (A) accounted for at least $250,000 of the aggregate products and services furnished by the Company and the Subsidiaries in the fiscal year ended December 31, 2003 or (B) that is expected to account for at least $250,000 of the aggregate products and services to be furnished by the Company and the Subsidiaries in the fiscal year ending December 31, 2004, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has reduced or shall reduce purchases of, or has sought or is seeking to reduce the price it shall pay for, the Company’s or any Subsidiary’s products or services, nor (ii) has the Company or any Subsidiary received notice from any supplier, or group of suppliers that are under common ownership or control, that (A) accounted for at least $1,000,000 of the aggregate goods and services purchased by the Company or any Subsidiary in the fiscal year ended December 31, 2003 or (B) that is expected to account for at least $1,000,000 of the aggregate goods and services purchased by the Company and the Subsidiaries in the fiscal year ending December 31, 2004, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to the Company or any Subsidiary, or has materially reduced or will materially reduce the supply of, or has sought or is seeking to materially increase the price it charges for, goods or services supplied to the Company or a Subsidiary.

(b) Except as set forth in Section 4.23(b) of the Company Disclosure Schedule, and except for requests for call detail records for billing purposes, neither the Company nor any Subsidiary is, as of the date hereof, involved in any dispute with, or has received any notice of an intention to dispute from, or has received any request for audit, accounting or review from, any Person (including a group of Persons that are under common ownership or control) with whom the Company or any Subsidiary does business, (i) with respect to any customer, or group of customers that are under common ownership or control, (A) which involves an aggregate amount in excess of $250,000 in the fiscal year ended December 31, 2003 or (B) is expected to involve an aggregate amount in excess of $250,000 in the fiscal year ending December 31, 2004, or (ii) with respect to any supplier, or group of suppliers that are under common ownership or control, (A) which involves an aggregate amount in excess of $1,000,000 in the fiscal year ended December 31, 2003 or (B) is expected to involve an aggregate amount in excess of $1,000,000 in the fiscal year ending December 31, 2004, relating to any transactions or commitments made, or any contracts or agreements entered into, by the Company or any Subsidiary, on one hand, and such Person, on the other hand.

Section 4.24. Corporate Records. The respective minute books of the Company and the Subsidiaries have previously been made available to Parent or the Parent Representatives in their entirety.

Section 4.25. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who is or might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

Section 4.26. Inapplicability of Certain Restrictions. The business combination restrictions of Section 203 of the DGCL are inapplicable to the Merger, this Agreement or the other transactions contemplated by this Agreement and no other state takeover statute or similar statute or regulation is or purports to be applicable to the Merger, this Agreement or the Transactions.

Section 4.27. PUHCA. The Company, together with its affiliates (as defined in Section 2(a)(11)(B) of the Public Utility Holding Company Act of 1935, as amended

(“PUHCA”) (15 U.S.C. § 79b(a)(11)(B))), is engaged exclusively in the business of providing telecommunications services, information services, other services or products subject to the jurisdiction of the Federal Communications Commission (“FCC”) or products or services that are related or incidental to the provision of any of the foregoing products or services, within the meaning of Section 34(a)(1) of PUHCA (15 U.S.C. § 79z-5c(a)(1)) and the rules and regulations thereunder.

Section 4.28. Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.29. Ultimate Parent Entity. As of the date hereof, and at all times prior to the Effective Time, M/C Venture Partners V, L.P. is and shall be the “ultimate parent entity” (as determined in accordance with the HSR Act and the rules promulgated thereunder) of the Company.

Section 4.30. Information Supplied. None of the information supplied or to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) specifically for inclusion in (a) the Parent Registration Statement shall, at the time the Parent Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Parent Proxy Statement shall, at the date the Parent Proxy Statement is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Parent Registration Statement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and each Principal Stockholder as follows:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Co. is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Each of Parent and Merger Co. is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has heretofore delivered to the Company true and complete copies of Parent’s and Merger Co.’s respective certificates of incorporation and bylaws as currently in effect. Such certificates of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Co.

Section 5.02. Corporate Authorization. Each of Parent and Merger Co. has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and solely with respect to Parent, subject to obtaining the Parent Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Co. of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Parent and Merger Co. of the Transactions are within the corporate powers of Parent and Merger Co. and have been duly and validly authorized by all necessary corporate and stockholder action (other than obtaining the Parent Stockholder Approval and by Parent as the sole stockholder of Merger Co., which shall be obtained prior to the Effective Time) under the certificates of incorporation and bylaws of Parent and Merger Co. and applicable provisions of Delaware Law, other than the filing with the Secretary of State of the State of Delaware of the certificate of merger as required by Delaware Law. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Co. and the other Transaction Agreements shall have been duly and validly executed and delivered by Parent prior to the Effective Time. Assuming this Agreement constitutes and the other Transaction Agreements when executed and delivered prior to the Effective Time shall constitute legal, valid and binding agreements of the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding agreement of Parent and Merger Co., and each of the other Transaction Agreements when executed and delivered prior to the Effective Time shall constitute legal, valid and binding agreements of Parent, in each case, enforceable against Parent or Merger Co., as applicable, in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Co. of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of Parent and Merger Co. of the Transactions do not and shall not require any action by or in respect of, consent or approval of, or filing with, any governmental body, agency, official or authority by or on behalf of Parent, Merger Co. or any other Parent Subsidiary other than (a) the filing of the certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act and any applicable state securities or “blue sky” laws; (d) compliance with applicable requirements of Nasdaq; (e) as set forth in Section 5.03 of the written disclosure schedule previously delivered by Parent to the Company (the “Parent Disclosure Schedule”); (f) filings pursuant to the Uniform Commercial Code or otherwise in connection with Liens to be granted in connection with the arrangements relating to the Parent Credit Agreement and the Capital Lease Facility; (g) as may be necessary as a result of any facts or circumstances relating solely to the Company, the Subsidiaries or any Principal Stockholder; and (h) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not prevent or materially delay Parent from performing its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 5.04. Non-contravention. Except as set forth in Section 5.04 of the Parent Disclosure Schedule, the execution, delivery and performance by each of Parent and Merger Co. of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of Parent and Merger Co. of the Transactions do not and shall not (a) contravene or conflict with the certificate of incorporation or bylaws of Parent or the equivalent organizational documents of the Parent Subsidiaries (including Merger Co.), (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to Parent or any Parent Subsidiary or any of their respective properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or any Parent Subsidiary or to a loss of any benefit to which Parent or any Parent Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any Parent Subsidiary or any of their respective properties or assets or any license, franchise, permit or other similar authorization held by Parent or any Parent Subsidiary, or (d) result in the creation or imposition of any Lien on any property or asset of Parent, Merger Co. or any other Parent Subsidiary, except in the case of clauses (b), (c) and (d) immediately above for any such violations, failure to obtain any such consent or other action, default, right, loss or Lien that, individually or in the aggregate, does not or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.05. Capitalization. The authorized capital stock of Parent consists of 350,000,000 Parent Common Shares and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there are outstanding 51,995,971 Parent Common Shares, 342,587 shares of 8% Series A Convertible Redeemable Preferred Stock, par value $0.01 per share, of Parent and 371,083 shares of 8% Series B Convertible Redeemable Preferred Stock, par value $0.01 per share, of Parent. As of the date hereof, there are outstanding options, warrants or rights to purchase an aggregate of 6,941,172 Parent Common Shares. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except as set forth in Section 5.05 of the Parent Disclosure Schedule or this Section 5.05, and except as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “Parent 10-K”) or the Parent SEC Reports filed after the date of the Parent 10-K but prior to the date hereof (the Parent 10-K and such Parent SEC Reports, the “Parent Current SEC Reports”), as of the date hereof there are outstanding (a) no shares of capital stock or other voting securities of the Parent, (b) no securities of Parent exercisable, convertible or exchangeable for or into shares of capital stock or voting securities of Parent, (c) no options, warrants, rights of first refusal or other rights to acquire from Parent or any Parent Subsidiary, and no obligation of Parent or any Parent Subsidiary to issue, any capital stock, voting securities or securities exercisable, convertible or exchangeable for or into capital stock or voting securities of Parent and (d) no equity equivalents, interests in the ownership or earnings of Parent or any similar rights (the items in clauses (a), (b), (c) and (d) immediately above being referred to collectively as the “Parent Securities”). Except as set forth in Section 5.05 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports, as of the date hereof, there are (i) no outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities, (ii) no preemptive or similar rights with respect to any Parent Securities, and (iii) no bonds, debentures, notes or other Indebtedness of Parent or any Parent Subsidiary having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which stockholders may vote. The Parent Common Shares to be issued by Parent in connection with the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, shall have been validly issued and shall be fully paid and nonassessable free and clear of all Liens other than as set forth in the Transaction Agreements, and the issuance thereof shall not be subject to any preemptive or other similar right.

Section 5.06. SEC Filings.

(a) Parent has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed by Parent with the SEC under the Securities Act and the Exchange Act since January 1, 2003 (collectively, the “Parent SEC Reports”).

(b) All Parent SEC Reports were prepared in all material respects in accordance with, and complied as to form in all material respects with, the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected in a subsequently filed Parent SEC Report.

Section 5.07. Financial Statements. The audited consolidated financial statements of Parent included in the Parent 10-K and the unaudited consolidated financial statements of Parent for the six months ended June 30, 2004 included in Parent’s Quarterly Report on Form 10-Q filed with the SEC fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of such unaudited consolidated financial statements, subject to normal year-end adjustments), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. For purposes of this Agreement, “Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2003 set forth in the Parent 10-K and “Parent Balance Sheet Date” means December 31, 2003.

Section 5.08. Absence of Certain Changes. Except as set forth in Section 5.08 of the Parent Disclosure Schedule or in the Parent Current SEC Reports, and except as otherwise contemplated by the Transaction Agreements, since the Parent Balance Sheet Date Parent and the Parent Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(a) as of the date hereof, any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(b) as of the date hereof, any revaluation by Parent of any of its assets that would be included in the calculation of its working capital as of any date, including but not limited to, writing down the value of inventory or equipment or writing off notes or accounts receivable, in each case, other than in the ordinary course of business consistent with past practice;

(c) as of the date hereof, except for dividends paid in capital stock of Parent in respect of the preferred stock of Parent outstanding on the date hereof in accordance with the terms of such preferred stock, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (whether in cash, stock or property), any split, combination or reclassification of any of its capital stock, or any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any Parent Subsidiary;

(d) any amendment of any term of any outstanding equity security of Parent or any Parent Subsidiary;

(e) as of the date hereof, any incurrence, assumption or guarantee by Parent or any Parent Subsidiary of any indebtedness for borrowed money in excess of $1,500,000 in the aggregate;

(f) as of the date hereof, any creation or assumption by Parent or any Parent Subsidiary of any Lien, other than a Permitted Lien, on any material asset other than in the ordinary course of business consistent with past practice;

(g) as of the date hereof, any making of any loan, advance or capital contributions to or investment (other than investments in cash or cash equivalents in the ordinary course of business) in any Person other than (i) loans, advances or capital contributions to or investments in wholly-owned Parent Subsidiaries made in the ordinary course of business consistent with past practice and (ii) routine travel, salary and expense advances to employees of Parent or any Parent Subsidiary in the ordinary course of business;

(h) as of the date hereof, any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Parent or any Parent Subsidiary;

(i) as of the date hereof, any transaction or commitment made, or any contract or agreement entered into, by Parent or any Parent Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) in excess of $1,000,000, or any relinquishment by Parent or any Parent Subsidiary of any material contract or other right other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

(j) as of the date hereof, any change in any method of accounting or accounting practice by Parent or any Parent Subsidiary, except for any such change required by reason of a concurrent change in GAAP as concurred with by Parent’s independent auditors, or any Tax election;

(k) as of the date hereof, any (i) increase in the compensation or fringe benefits of any present or former director or chief executive officer, chief operating officer, chief financial officer or any other senior vice-president (each, a “Designated Officer”) of Parent or any Parent Subsidiary (except for (x) increases in salary or wages in the ordinary course of business consistent with past practice and (y) stay bonuses or similar retention payments in an amount not to exceed $10,000 with respect to any individual payment and $100,000 in the aggregate with respect to all such payments), (ii) grant of any severance or termination pay to any present or former director or Designated Officer of Parent or any Parent Subsidiary, other than any such severance or termination pay that is consistent with past practice (iii) loan or advance of money or other property by Parent or any Parent Subsidiary to any of their present or former directors or Designated Officers (other than routine travel, salary and expense advances to Parent Employees in the ordinary course of business), (iv) establishment, adoption, entrance into, amendment or termination of any broad-based option plan (other than as may be required by the terms of an existing Parent Plan, or as may be required by applicable law or in order to qualify under Sections 401 and 501 of the Code) or individual employment agreement with any director or senior vice-president of Parent or the Parent Subsidiaries or (v) grants of any equity or equity-based awards to any director or Designated Officer of Parent or any Parent Subsidiary, other than any such grants that are consistent with past practice, other than in the case of clauses (i) through (v) pursuant to commitments of Parent existing on the date hereof required by contracts set forth in Section 5.08(k) or 5.12 of the Parent Disclosure Schedule;

(l) as of the date hereof, any labor dispute, other than routine individual grievances, or, to the knowledge of Parent, any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any Parent Subsidiary, which employees were not subject to a collective bargaining agreement at the Parent Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

(m) as of the date hereof, any cancellation of any material licenses, sublicenses, franchises, permits or similar agreements to which Parent or any Parent Subsidiary is a party, or any written notification to Parent or any Parent Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof.

Section 5.09. No Undisclosed Liabilities. Except as set forth in Section 5.09 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports, as of the date hereof, there are no liabilities of Parent or any Parent Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

(a) liabilities disclosed or provided for in the Parent Balance Sheet or the notes thereto;

(b) liabilities incurred since the Parent Balance Sheet Date in the ordinary course of business and consistent with past practice;

(c) liabilities under this Agreement;

(d) other undisclosed liabilities which, individually or in the aggregate, are not material to the Parent and the Parent Subsidiaries, taken as a whole; and

(e) ordinary course contractual liabilities under contracts entered into prior to the Parent Balance Sheet Date.

Section 5.10. Litigation. Except as set forth in Section 5.10 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports, as of the date hereof, (a) there is no action, suit, hearing, arbitration, proceeding or, to the knowledge of Parent, investigation pending against, affecting or, to the knowledge of Parent, threatened against, Parent or any Parent Subsidiary or any of their respective properties or assets before any court, arbitrator or any governmental body, agency or official which, individually or in the aggregate, if determined or resolved adversely, could reasonably be expected to have a Parent Material Adverse Effect and (b) neither Parent nor any of the Parent Subsidiaries nor any of their respective properties or assets is or are subject to any Order, except for such Orders as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11. Taxes. Except as set forth in the Parent Balance Sheet (including the notes thereto) or Section 5.11 of the Parent Disclosure Schedule:

(a) all Returns that are material and required to be filed with any Taxing authority with respect to a Pre-Closing Tax Period by or on behalf of Parent or any Parent Subsidiary have been or will be filed when due (including any applicable extension periods) in accordance with all applicable laws, and as of the time of filing, the Returns were true and complete in all material respects;

(b) Parent and the Parent Subsidiaries have timely paid, or withheld and remitted to the appropriate Taxing authority, all material Taxes due and payable whether or not shown on any Returns;

(c) the charges, accruals and reserves for Taxes with respect to Parent and the Parent Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the Parent Balance Sheet (excluding any provision for deferred income Taxes) are adequate in accordance with GAAP to cover such Taxes as of the Parent Balance Sheet Date;

(d) as of the date hereof, there is no material claim (including under any indemnification or Tax sharing agreement), audit, action, suit, proceeding, or, to the knowledge of Parent, investigation now pending or threatened in writing against or in respect of any material Tax or Tax Asset of Parent or any Parent Subsidiary;

(e) as of the date hereof, there are no Liens for Taxes upon the assets of any Parent Subsidiary except for (i) Liens for current Taxes not yet due or (ii) that are being contested in good faith by appropriate proceedings;

(f) since December 31, 2001, neither Parent nor any Parent Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction that was purported or represented on any Return to be governed by Section 355(a) of the Code;

(g) neither Parent nor any Parent Subsidiary is currently under any obligation to pay any amounts of the type described in clause (b) or (c) of the definition of “Tax,” regardless of whether such Tax is imposed on Parent or any Parent Subsidiary; and

(h) neither Parent nor any Parent Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations; neither Parent nor any Parent Subsidiary is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; neither Parent nor any Parent Subsidiary is a party to or bound by any Tax allocation or sharing agreement; neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign law) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (ii) has any liability for the Taxes of any person (other than Parent or any Parent Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and except as set forth in Section 4.11 of the Parent Disclosure Schedule, as of the date hereof, neither the Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return and there are no current or pending claims by an authority in a jurisdiction in which

Parent or any Parent Subsidiary does not file Tax Returns that Parent or any Parent Subsidiary is or may be subject to Taxation by that jurisdiction.

Section 5.12. ERISA.

(a) “Parent Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), whether formal or informal, oral or written under which (i) any current or former employee, director or consultant of Parent or the Parent Subsidiaries (the “Parent Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by Parent or any Parent Subsidiaries or (ii) Parent or any Parent Subsidiaries has had or has any present or future liability.

(b) With respect to each written Parent Plan, Parent has provided, or made available, to the Company or the Company Representatives a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter as of the date hereof; (iii) any summary plan description and other material written communications by Parent or any of the Parent Subsidiaries to the Parent Employees concerning the extent of the benefits provided under a Parent Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Parent Plans at any time within the twelve months immediately following the date hereof; and (v) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c) No Parent Plan is subject to Title IV of ERISA and neither Parent, any Parent Subsidiary nor any member of their Controlled Group has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied.

(d) (i) Each Parent Plan has been established and administered substantially in accordance with its terms and in compliance as of the date hereof in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) as of the date hereof, no event has occurred and no condition exists with respect to any Parent Plan subject to the requirements of Section 401(a) of the Code that would subject the Parent or the Parent Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; and (iii) for each Parent Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

(e) No Parent Plan is or has been a Multiemployer Plan. Neither Parent, any Parent Subsidiary nor any member of their Controlled Group has completely or partially withdrawn from a Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by Parent, any Parent Subsidiary nor any member of their Controlled Group.

(f) No Parent Plan is on ESOP (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in employer securities (as such term is defined in Section 409(l) of the Code) as is a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

(g) Neither Parent, any Parent Subsidiary, nor, to the knowledge of Parent, has any other “disqualified person” or “party in interest,” as defined in Code Section 4875 and ERISA Section 406, with respect to any Parent Plan, nor, to the knowledge of Parent, have there been any fiduciary violations under ERISA which could subject Parent or any Parent Subsidiary (as any officer, director or employee thereof) to any material penalty or tax under ERISA Section 502(i) or Code Sections 4971 and 4975.

(h) With respect to any Parent Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Parent, threatened; (ii) as of the date hereof, no facts or circumstances exist that would be reasonably likely to give rise to any such actions, suits or claims in either case where such actions, suits or claims would reasonably be expected to result in a material unfunded liability to Parent or its Affiliates; and (iii) as of the date hereof, no filing, application or other matter is pending with the Internal Revenue Service, the United States Department of Labor or any other governmental body.

(i) Except as set forth in Section 5.12(i) of the Parent Disclosure Schedule, no Parent Plan exists that, as a result of the execution of this Agreement or the Transactions (whether alone or in connection with any subsequent event(s)), would be reasonably likely to result in (i) the payment to any Parent Employee of any money or other property, (ii) the provision of any benefits or other rights of any Parent Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Parent Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(j) Except as set forth in Section 5.12(j) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent or any Parent Subsidiary except for coverage required under Section 4980B of the Code.

(k) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its Affiliates relating to, or change in employee participation or coverage under, a Parent Plan which would increase the expense of maintaining such Parent Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2003, except for any such increase which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.13. Compliance with Laws. Except to the extent set forth in Section 5.13 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports, as of the date hereof, neither Parent nor any Parent Subsidiary is in violation of, or has since January 1, 2000 violated, and to the knowledge of Parent none is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.14. Labor Matters.

(a) Except as set forth in Section 5.14 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports, as of the date hereof, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns known to the Parent, work stoppages or other concerted activities with respect to employees of any of the Parent or any Parent Subsidiary pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any Parent Subsidiary, (ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding or settlement agreements, in each case, arising out of collective bargaining agreements to which the Parent or any Parent Subsidiary is a party or (iii) to the knowledge of the Parent, activities or proceedings of any labor union or employee association to organize any such employees.

(b) Except to the extent set forth in Section 5.14 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports and except for such matters as, individually or in the aggregate, have not and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date hereof, there are no pending administrative matters with any federal, provincial, state or local agencies regarding (i) violations or alleged violations of any federal, provincial, state or local wage and hour law or any federal, provincial, state or local law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors or (iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable laws with respect to wages, hours, employment practices and terms and conditions of employment.

(c) Neither the Parent nor any Parent Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

Section 5.15. Licenses and Permits. Except as set forth in Section 5.15 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports, and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (a) as of the date hereof, Parent or the Parent Subsidiaries own, hold or possess adequate right to use all licenses, certificates, consents, orders, franchises, permits, certificates, approvals or other similar authorizations (the “Parent Permits”) required in connection with the operation of the business of Parent and the Parent Subsidiaries in the same manner as currently operated, (b) as of the date hereof, Parent and the Parent Subsidiaries are in compliance with the Parent Permits, (c) as of the date hereof, the Parent Permits are valid and in full force and effect, (d) neither Parent nor any Parent Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Parent Permits and (e) none of the Parent Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

Section 5.16. Contracts. Complete and correct copies of all Parent Material Contracts have been made available to the Company or the Company Representatives by Parent. As of the date hereof, all Parent Material Contracts are valid, binding and in full force and effect and are enforceable by Parent and Parent Subsidiaries in accordance with their terms, except as may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and general principles of equity. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date hereof, none of Parent, any Parent Subsidiary nor, to the knowledge of Parent, any other party thereto, is or is alleged to be in violation of or in default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a violation of or default under, any Parent Material Contract. Except as set forth in Section. 4.16 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports, or as contemplated by this Agreement, none of the counterparties to any Parent Material Contract has given notice of termination of, or is seeking to amend, any such Parent Material Contract.

Section 5.17. Intellectual Property. Except as set forth in Section 5.17 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports, (a) Parent and the Parent Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (b) the Intellectual Property Rights owned by Parent and the Parent Subsidiaries are free from material Liens, and, (c) to the knowledge of Parent, the Intellectual Property Rights of Parent and the Parent Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others and are not being infringed upon by any third party, in each case to the extent that, if sustained, such conflict or infringement, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. All material software used by Parent and the Parent Subsidiaries has been (i) licensed to Parent and the Parent Subsidiaries, as applicable, (ii) developed by employees of Parent or the Parent Subsidiaries within the scope of their employment, or (iii) developed by a third party and assigned to Parent or the Parent Subsidiaries so that, in the case of clause (iii) immediately above, Parent or the Parent Subsidiaries are now the exclusive owner of such software. To the knowledge of Parent, Parent and the Parent Subsidiaries have not disclosed, as of the date hereof, to any third party material confidential information of Parent and the Parent Subsidiaries except pursuant to a Contract that governs the use or disclosure of confidential information of Parent and the Parent Subsidiaries. Parent and the Parent Subsidiaries comply in all material respects with the privacy policy published on Parent’s website. To the knowledge of Parent, no claims or controversies have arisen regarding its privacy policy or the implementation thereof.

Section 5.18. Environmental Matters.

(a) Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, and except as disclosed in the Parent Current SEC Reports:

(i) except as set forth in Section 5.18(a)(i) of the Parent Disclosure Schedule, as of the date hereof, no notice, notification, demand, Lien, request for information, citation, summons, complaint or order has been received by Parent or any Parent Subsidiary, and no penalty has been assessed and no action, claim, suit, or proceeding or review is pending or, to the knowledge of Parent, is threatened by any governmental entity or other Person against or directed at (as the case may be) the Parent or any Parent Subsidiary, and relating to or arising under any Environmental Law;

(ii) except as set forth in Section 5.18(a)(ii) of the Parent Disclosure Schedule, to the knowledge of Parent, as of the date hereof, no investigation is threatened or pending by any governmental entity or any Person with respect to Parent or the Parent Subsidiaries which relates to or arises under any Environmental Law;

(iii) except as set forth in Section 5.18(a)(iii) of the Parent Disclosure Schedule, as of the date hereof, there are no liabilities of Parent or any Parent Subsidiary under any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, as of the date hereof, there is no existing condition, situation or set of circumstances which would be reasonably expected to result in any such liability;

(iv) as of the date hereof, Parent and the Parent Subsidiaries are and have been in compliance with all material respects with all applicable Environmental Laws and have obtained and are in compliance in all material respects with all applicable Environmental Permits and have timely filed all applications and renewals for all applicable Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

(v) neither Parent nor any Parent Subsidiary has arranged, by contract, agreement or otherwise, for the treatment, storage or disposal of Hazardous Substances;

(vi) no Hazardous Substance has been Released by Parent or any Parent Subsidiary at any property now or previously owned, operated or leased by Parent or any Parent Subsidiary; and

(vii) except as set forth in Section 5.18(a)(vii) of the Parent Disclosure Schedule, there are no underground storage tanks used currently or in the past for the management of Hazardous Substances and no polychlorinated biphenyls, asbestos, landfills, or wetlands on any property currently owned, operated or leased by Parent or any Parent Subsidiary.

(b) Prior to the date hereof, Parent has made available to the Company or the Company Representatives of all environmental assessments, reports and audits (and other documents that the Company or the Company Representatives has requested for review) in its possession or under its control and that relate to Parent’s or any Parent Subsidiary’s compliance with Environmental Laws, or the environmental condition of any real property that Parent or any Parent Subsidiary has owned, operated, or leased. To the knowledge of Parent, any such documents are accurate and complete.

(c) Neither Parent nor any Parent Subsidiary owns, leases or operates any real property in New Jersey or Connecticut.

Section 5.19. Insurance. Parent and the Parent Subsidiaries carry, or are covered by, insurance with insurers that are financially sound and reputable and in such amounts with such deductibles and against such risks and losses as are reasonable for the business and assets of Parent and the Parent Subsidiaries and is customary for companies similarly situated. Except as set forth in Section 5.19 of the Parent Disclosure Schedule, the insurance policies to which this Section 5.19 refers are in full force and effect, and all premiums thereon have been paid. Except as set forth in

Section 5.19 of the Parent Disclosure Schedule, no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or to materially increase the premiums payable under or not renew any such policy. Neither Parent nor any Parent Subsidiary is in breach or default, and neither Parent or any Parent Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination or modification, of any of such insurance policies, except, in each case, as set forth in Section 5.19 of the Parent Disclosure Schedule.

Section 5.20. Real Property. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect or as set forth in Section 5.20 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports:

(a) the Parent Owned Real Property is in conformance with all deed restrictions and other covenants and conditions recorded or running with the land; the current use and operation of the Parent Owned Real Property is in conformity with the certificates of occupancy issued for such Parent Owned Real Property; all the buildings, structures, equipment and other tangible assets of Parent and the Parent Subsidiaries located on the Parent Owned Real Property are in good condition and repair and are sufficient to support the conduct of their business by Parent and the Parent Subsidiaries after the Effective Time; no portion of the Parent Owned Real Property is situated within an area designated (or to be designated) as a “flood plain” or “flood hazard zone” by any governmental body nor is it subject to a predictable flow of floodwaters or within the boundaries of any proposed floodway program; and all streets adjacent to or abutting the Parent Owned Real Property have been dedicated as “public streets” and have been accepted by the governmental body possessing jurisdictions thereover;

(b) neither the whole nor any part of any of the Parent Owned Real Property or any Parent Leased Real Property is subject to any pending suit for condemnation or other taking by any governmental body, and, to the knowledge of Parent, no such condemnation or other taking is threatened; and

(c) Parent and the Parent Subsidiaries have all conduits, leases, fee interests, licenses, rights of way, authorizations, permits (including permits for highway, railroad and waterway crossings and any necessary permits or authorizations such as environmental permits) and/or other agreements or rights necessary for (i) the granting of the IRUs previously granted to their customers, (ii) the installation, use and access to the fibers and any related property that are the subject of the IRUs granted to their customers and (iii) the ownership, possession and use of their network.

Section 5.21. Title of Property. Except as set forth in Section 5.21 of the Parent Disclosure Schedule or as disclosed in the Parent Current SEC Reports, Parent and the Parent Subsidiaries have good, valid and marketable title to each item of Parent Owned Real Property and material owned personal property and a valid leasehold interest in each item of Parent Leased Real Property and material leased personal property, in each case, free and clear of all Material Liens, other than Permitted Liens.

Section 5.22. Customers and Suppliers.

(a) Except as set forth in Section 5.22(a) of the Parent Disclosure Schedule, neither (i) Parent nor any Parent Subsidiary has received notice from any customer, or group of customers that are under common ownership or control, that (A) accounted for at least $500,000 of the aggregate products and services furnished by Parent and the Parent Subsidiaries in the fiscal year ended December 31, 2003 or (B) that is expected to account for at least $500,000 of the aggregate products and services to be furnished by Parent and the Parent Subsidiaries in the fiscal year ending December 31, 2004, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has reduced or shall reduce purchases of, or has sought or is seeking to reduce the price it shall pay for, Parent’s or any Parent Subsidiary’s products or services, nor (ii) has the Parent or any Parent Subsidiary received notice from any supplier, or group of suppliers that are under common ownership or control, that (A) accounted for at least $2,000,000 of the aggregate goods and services purchased by Parent or any Parent Subsidiary in the fiscal year ended December 31, 2003 or (B) that is expected to account for at least $2,000,000 of the aggregate goods and services purchased by Parent and the Parent Subsidiaries in the fiscal year ending December 31, 2004, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to Parent or any Parent Subsidiary, or has materially reduced or will materially reduce the supply of, or has sought or is seeking to materially increase the price it charges for, goods or services supplied to Parent or a Parent Subsidiary.

(b) Except as set forth in Section 5.22(b) of the Parent Disclosure Schedule, and except for requests for call detail records for billing purposes, neither Parent nor any Parent Subsidiary is, as of the date hereof, involved in any dispute with, or has received any notice of an intention to dispute from, or has received any request for audit, accounting or review from, any Person (including a group of Persons that are under common ownership or control) with whom Parent or any Parent Subsidiary does business, (i) with respect to any customer, or group of customers that are under common ownership or control, (A) which involves an aggregate amount in excess of $500,000 in the fiscal year ended December 31, 2003 or (B) is expected to involve an aggregate amount in excess of $500,000 in the fiscal year ending December 31, 2004, or (ii) with respect to any supplier, or group of suppliers that are under common ownership or control, (A) which involves an aggregate amount in excess of $2,000,000 in the fiscal year ended December 31, 2003 or (B) is expected to involve an aggregate amount in excess of $2,000,000 in the fiscal year ending December 31, 2004, relating to any transactions or commitments made, or any contracts or agreements entered into, by Parent or any Parent Subsidiary, on one hand, and such Person, on the other hand.

Section 5.23. Finders’ Fees. Except for Miller Buckfire Lewis Ying & Co., LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any Parent Subsidiary who is or might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the Transactions.

Section 5.24. Merger Co. Merger Co. is a wholly owned direct subsidiary of Parent formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 5.25. PUHCA. Parent, together with its affiliates (as defined in Section 2(a)(11)(B) of PUHCA (15 U.S.C. § 79b(a)(11)(B))), is engaged exclusively in the business of providing telecommunications services, information services, other services or products subject to the jurisdiction of the FCC or products or services that are related or incidental to the provision of any of the foregoing products or services, within the meaning of Section 34(a)(1) of PUHCA (15 U.S.C. § 79z-5c(a)(1)) and the rules and regulations thereunder.

Section 5.26. Investment Company Act. Neither Parent nor any Parent Subsidiary is an “investment company” subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.27. Information Supplied. None of the information supplied or to be supplied by Parent (except to the extent revised or superseded by amendments or supplements and except for the information provided by the Company in writing for inclusion therein) specifically for inclusion or incorporation by reference in (a) the Parent Registration Statement shall, at the time the Parent Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Parent Proxy Statement shall, at the date the Parent Proxy Statement is first mailed to Parent’s stockholders or at the time of the Parent’s Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion in the Parent Registration Statement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDERS

Each Principal Stockholder represents and warrants, severally and not jointly, to Parent as follows:

Section 6.01. Existence and Power. Such Principal Stockholder (other than any Principal Stockholder that is a natural person) is a corporation, general partnership, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has all corporate, partnership or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Such Principal Stockholder (other than any Principal Stockholder that is a natural person) is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not and would not reasonably be expected to affect adversely in any material respect such Principal Stockholder or such Principal Stockholder’s ability to perform its obligations under any Transaction Agreement to which it is a party.

Section 6.02. Authorization. Such Principal Stockholder (other than any Principal Stockholder that is a natural person) has all necessary corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by such Principal Stockholder (other than any Principal Stockholder that is a natural person) of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by such Principal Stockholder (other than any Principal Stockholder that is a natural person) of the Transactions are within such Principal Stockholder’s powers and have been duly and validly authorized by all necessary corporate, partnership or limited liability company action. This Agreement has been duly and validly executed and delivered by such Principal Stockholder and the other Transaction Agreements to which such Principal Stockholder is a party shall have been duly and validly executed and delivered by such Principal Stockholder prior to the Effective Time. Assuming this Agreement constitutes and the other Transaction Agreements to which such Principal Stockholder is a party when executed prior to the Effective Time shall constitute legal, valid and binding agreements of the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding agreement of such Principal Stockholder, and each of the other Transaction Agreements to which such Principal Stockholder is a party when executed and delivered prior to the Effective Time shall constitute a legal, valid and binding agreement of such Principal Stockholder, in each case enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

Section 6.03. Governmental Authorization. The execution, delivery and performance by such Principal Stockholder of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the Transactions do not and shall not require any action by or in respect of, consent or approval of, or filing with, any governmental body, agency, official or authority by or on behalf of such Principal Stockholder other than (a) as disclosed in Section 4.03 of the Company Disclosure Schedule and (b) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not prevent or delay such Principal Stockholder from performing its obligations under this Agreement or prevent or delay the consummation of the Transactions.

Section 6.04. Non-contravention. The execution, delivery and performance by such Principal Stockholder of this Agreement and the other Transaction Agreements to which it is a party and the consummation by such Principal Stockholder of the Transactions do not and shall not (a) if such Principal Stockholder is not a natural person, contravene or conflict with the organizational documents of such Principal Stockholder, (b) assuming compliance with the matters referred to in Section 6.03, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to such Principal Stockholder or any of its properties or assets, or (c) contravene or constitute a default under any provision of any agreement, contract or other instrument binding upon such Principal Stockholder or any of its properties or assets.

Section 6.05. Investment Company Act. Such Principal Stockholder is not an “investment company” subject to regulation under the Investment Company Act of 1940, as amended.

Section 6.06. Ownership. Each Principal Stockholder owns of record and beneficially the Shares set forth beside the name of such Principal Stockholder on Annex 1 under the headings “Common Shares” and “Series A Preferred Shares” free and clear of all Liens and all other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Shares), and such Shares represent on the date hereof (a) at least a majority of the outstanding Shares on a fully-diluted basis (assuming the exercise, conversion or exchange of all then outstanding rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights exercisable, convertible or exchangeable for or into, directly or indirectly, Company Common Stock whether at the time of issue or upon the passage of time or the occurrence of some future event) and at least a majority of the voting power represented by the outstanding Shares and (b) at least 75% of the outstanding shares of Series A Preferred Stock.

ARTICLE 7

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.01. Conduct by the Company. From the date hereof until the Closing Date, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice in compliance with all applicable laws and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date and except as expressly contemplated by this Agreement or the other Transaction Agreements or as may result from the consummation of the Transactions, as may involve or result from the termination of the Company’s Broadline for Residential operations or the making of Excess Cash Distributions, as set forth in Section 7.01 of the Company Disclosure Schedule, or as otherwise consented to in writing by Parent in accordance with Section 7.02 (except if such consent would be inconsistent with applicable law), the Company shall not and shall cause the Subsidiaries not to:

(a) adopt or propose any change in its certificate of incorporation, bylaws or other organizational documents;

(b) issue, deliver, sell, pledge or transfer or authorize or propose the issuance, delivery, sale, pledge or transfer of any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, options or other rights to acquire, any such shares or enter into any agreement with respect to the foregoing, other than the issuance of Company Common Stock upon exercise of stock options under the Company Stock Plans or conversion of Series A Preferred Stock outstanding on the date hereof in accordance with the present terms of such stock options or Series A Preferred Stock in effect on the date hereof;

(c) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) sell, lease or otherwise dispose of a Subsidiary or (iii) sell, lease or otherwise dispose of assets or securities, except for transactions in the ordinary course of business consistent with past practice;

(d) merge or consolidate with any other Person;

(e) make any investment, whether by purchase of stock or securities, contributions to capital or any property transfer (other than investments in cash or cash equivalents with a maturity of less than 90 days or investments in wholly-owned Subsidiaries made, in each case, in the ordinary course of business consistent with past practice);

(f) enter into any agreement or arrangement that limits or otherwise restricts the Company or any Subsidiary or any of their respective Affiliates or successors thereto or that by its terms could, after the Effective Time, limit or restrict Parent or the Company or any of their respective Affiliates or successors thereto, from engaging or competing in any line of business or in any geographic area;

(g) other than in the ordinary course of business consistent with past practice, waive, any material provision contained in any Contract required to be set forth in Section 4.16 of the Company Disclosure Schedule, or settle any material dispute under any such Contract;

(h) modify or change in any material respect any existing material license, lease, contract or other agreement;

(i) enter into any agreements involving aggregate expenditures (excluding capital expenditures) of more than $100,000 individually or $250,000 in the aggregate;

(j) create, incur or assume, or execute any new guarantee of, any Debt in excess of $100,000 in the aggregate, or prepay any Debt;

(k) other than pursuant to arrangements existing on the date hereof, or as permitted under Section 7.01(j), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of any other Person (other than any Subsidiary) in an amount in excess of $100,000 in aggregate;

(l) make any loans or advances other than (i) loans or advances to wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice and (ii) routine salary, travel and expense advances to Company Employees in the ordinary course of business consistent with past practice;

(m) (i) engage in any transaction, or enter into any contract, agreement or arrangement (other than this Agreement, the Transactions and transactions pursuant to any such contract, agreement or arrangement entered into prior to the date hereof or pursuant to any contract, agreement or arrangement set forth in Section 7.01 of the Company Disclosure Schedule) with any Affiliate, Principal Stockholder or portfolio company of any Principal Stockholder, or (ii) amend, waive or relinquish any rights relating to any such transaction, contract, agreement or arrangement referred to in clause (i) immediately above that shall remain outstanding after the Closing in accordance with Section 8.06;

(n) enter into any agreements with respect to, otherwise authorize or make any capital expenditures of more than the sum of (x) $750,000 for each full month during the period between the date hereof and the Closing Date (which amount of $750,000 shall be pro rated for any partial month) and (y) $1,500,000;

(o) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than (i) cash dividends and distributions by a wholly-owned Subsidiary to the Company or to a Subsidiary all of the capital stock which is owned directly or indirectly by the Company or (ii) the issuance of Company Common Stock upon exercise of stock options under the Company Stock Plans or conversion of Series A Preferred Stock outstanding on the date hereof in accordance with the terms of such stock options or Series A Preferred Stock in effect on the date hereof; or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Subsidiaries;

(p) (i) increase the compensation or fringe benefits of any Company Employee (except for increases in salary or wages in the ordinary course of business consistent with past practice and the payment of accrued and earned but unpaid bonuses), (ii) grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination, retention or similar payment to any Company Employee, (iii) loan or advance any money or other property to any Company Employee (other than routine salary, travel and expense advances to Company Employees in the ordinary course of business and consistent with past practice), (iv) establish, adopt, enter into, amend or terminate any Company Plan, collective bargaining or labor agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement (other than as may be required by the terms of an existing Company Plan or collective bargaining agreement, or as may be required by applicable law or in order to qualify such Company Plan or collective bargaining agreement under Sections 401 and 501 of the Code), or (v) grant any equity or equity-based awards, other than, in the cases of each of clauses (i) through (v) immediately above, pursuant to commitments of the Company or any Subsidiary existing on the date hereof required by any Company Plan or contract set forth in Section 4.08(k) or 4.12 of the Company Disclosure Schedule;

(q) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the consolidated financial statements of the Company referred to in Section 4.07 or liabilities incurred in the ordinary course of business;

(r) make or change any Tax election or settle or compromise any material income tax liability;

(s) change any method of accounting, accounting policy or accounting practice, except for any such change required by reason of a concurrent change in GAAP as concurred with by the Company’s independent auditors;

(t) fail to maintain insurance coverage at presently existing levels in the aggregate;

(u) agree or commit to do any of the foregoing; or

(v) knowingly take or agree or commit to take any action that would make any representation and warranty of the Company or any Principal Stockholder hereunder inaccurate in any material respect at, or as of any time prior to, the Closing, except for any representation or warranty made as of a specified date.

Section 7.02. Consent by Parent. Any consent by Parent pursuant to Section 7.01 may be provided by any of (a) the Chairman and Chief Executive Officer of Parent, (b) the President, Business Services of Parent or (c) the Senior Vice President-Chief Financial Officer of Parent. The Company shall furnish any request for such consent to the Senior Vice President-Chief Financial Officer of Parent, with a copy to the Senior Vice President-Legal and Regulatory of Parent. Parent shall use commercially reasonable efforts to approve or deny any such request for consent by the close of business on the third Business Day after the later of receipt of such request from the Company or the receipt of any materials from the Company requested by Parent in connection with its consideration of such request. Any request or consent which is given to any party hereunder shall be in writing and shall be deemed given or received if delivered or transmitted by telecopy, electronic mail or other means to the address provided in Section 12.01 to the attention of the officers of Parent referred to in this Section 7.02 (in the case of any such request) or the duly authorized representative of such party.

Section 7.03. Conduct by Parent. From the date hereof until the Closing Date, Parent and the Parent Subsidiaries shall conduct their business in the ordinary course consistent with past practice in compliance with all applicable laws and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date and except as expressly contemplated by this Agreement or the other Transaction Agreements or as may result from the consummation of the Transactions, as set forth in Section 7.03 of the Parent Disclosure Schedule, or as otherwise consented to in writing by the Company in accordance with Section 7.04 (except if such consent would be inconsistent with applicable law), Parent shall not and shall cause the Parent Subsidiaries not to:

(a) adopt or propose any change in its certificate of incorporation, bylaws or other organizational documents;

(b) issue, deliver, sell, pledge or transfer or authorize or propose the issuance, delivery, sale, pledge or transfer of any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, options or other rights to acquire, any such shares or any other ownership interest in Parent or enter into any agreement with respect to the foregoing, other than (i) the issuance of Parent Common Shares or warrants upon or in connection with the exercise or conversion of stock options, restricted stock units, warrants or preferred stock of Parent outstanding on the date hereof in accordance with their terms in effect on the date hereof, (ii) the issuance of Parent Common Shares or preferred stock of Parent pursuant to any contract, agreement or arrangement entered into prior to the date hereof and set forth in Section 7.03 of the Parent Disclosure Schedule and (iii) the issuance of Parent Common Shares, stock options and restricted stock units under any stock incentive, deferred compensation, profit sharing or other benefit plan of Parent or any Parent Subsidiary in effect on the date hereof;

(c) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) sell, lease or otherwise dispose of a Parent Subsidiary or (iii) sell, lease or otherwise dispose of assets or securities, except for transactions in the ordinary course of business consistent with past practice;

(d) merge or consolidate with any other Person;

(e) make any investment, whether by purchase of stock or securities, contributions to capital or any property transfer (other than investments in cash or cash equivalents with a maturity of less than 90 days or investments in wholly-owned Parent Subsidiaries made, in each case, in the ordinary course of business consistent with past practice);

(f) enter into any agreement or arrangement that limits or otherwise restricts the Parent or any of the Parent Subsidiaries or any of their respective Affiliates or successors thereto or that by its terms could, after the Effective Time, limit or restrict Parent or any of the Parent Subsidiaries or any of their respective Affiliates or successors thereto, from engaging or competing in any line of business or in any geographic area;

(g) create, incur or assume, or execute any new guarantee of, any Debt in excess of $1,000,000 in the aggregate, or prepay any Debt;

(h) other than pursuant to arrangements existing on the date hereof, or as permitted under Section 7.03(g), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of any other Person (other than any Parent Subsidiary) in an amount in excess of $1,000,000 in the aggregate;

(i) make any loans or advances other than (i) loans or advances to wholly-owned Parent Subsidiaries made in the ordinary course of business consistent with past practice and (ii) routine salary, travel and expense advances to employees of Parent or any Parent Subsidiary in the ordinary course of business consistent with past practice;

(j) (i) engage in any transaction, or enter into any contract, agreement or arrangement (other than this Agreement, the Transactions and transactions pursuant to any such contract, agreement or arrangement entered into prior to the date hereof or as approved by the audit committee of the Board of Directors of Parent) with any Affiliate or Parent Principal Stockholder or (ii) amend, waive or relinquish any rights relating to any such transaction, contract, agreement or arrangement referred to in clause (i) immediately above (unless approved by the audit committee of the Board of Directors of Parent);

(k) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends in shares of preferred stock of Parent on outstanding shares of preferred stock of Parent pursuant to Parent’s Restated Certificate of Incorporation as in effect on the date hereof and cash dividends and distributions by a wholly-owned Parent Subsidiary to Parent or to another wholly-owned Parent Subsidiary or, other than consistent with its past practice of acquiring Parent Common Shares to meet its obligation to reserve and issue Parent Common Shares under any stock incentive, deferred compensation, profit sharing or other benefit plan of Parent or any Parent Subsidiary, redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of any of the Parent Subsidiaries;

(l) other than in the ordinary course of business consistent with past practice, change any method of accounting, accounting policy or accounting practice, except for any such change required by reason of a concurrent change in GAAP as concurred with by the Parent’s independent auditors;

(m) fail to maintain insurance coverage at presently existing levels in the aggregate;

(n) (i) increase the compensation or fringe benefits of any employee of Parent or any Parent Subsidiary (except for increases in salary or wages in the ordinary course of business consistent with past practice and the payment of accrued and earned but unpaid bonuses), (ii) grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination, retention or similar payment to any such employee, (iii) loan or advance any money or other property to any such employee (other than routine salary, travel and expense advances to such employees in the ordinary course of business and consistent with past practice), (iv) establish, adopt, enter into, amend or terminate any Parent Plan, collective bargaining or labor agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Parent Plan if it were in existence as of the date of this Agreement (other than as may be required by the terms of an existing Parent Plan or collective bargaining agreement, or as may be required by applicable law or in order to qualify such Parent Plan or collective bargaining agreement under Sections 401 and 501 of the Code), or (v) grant any equity or equity-based awards, other than, in the cases of each of clauses (i) through (v) immediately above, pursuant to the Parent Stock Incentive Plan or commitments of Parent or any Parent Subsidiary existing on the date hereof required by any Parent Plan or contract set forth in Section 5.08(k) or 5.12 of the Parent Disclosure Schedule;

(o) agree or commit to do any of the foregoing; or

(p) knowingly take or agree or commit to take any action that would make any representation and warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date, except for any representation or warranty made as of a specified date.

Section 7.04. Consent by Company. Any consent by the Company pursuant to Section 7.03 may be provided by either (a) the Chairman and Chief Executive Officer of the Company or (b) the Chief Financial Officer of the Company. Parent shall furnish any request for such consent to the Company to the attention of the Chief Financial Officer of the Company, with a copies as provided in Section 12.01 of this Agreement. The Company shall use commercially reasonable efforts to approve or deny any such request for consent by the close of business on the third Business Day after the later of receipt of such request from Parent or the receipt of any materials from Parent requested by the Company in connection with its consideration of such request. Any request or consent which is given to any party hereunder shall be in writing and shall be deemed given or received if delivered or transmitted by telecopy, electronic mail or other means to the address provided in Section 12.01 to the attention of the officers of the Company referred to in this Section 7.04 (in the case of any such request) or the duly authorized representative of such party.

ARTICLE 8

ADDITIONAL AGREEMENTS

Section 8.01. Government and Other Consents and Approvals; Company Stockholder Approval.

(a) The Company and Parent shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with or as a result of the consummation of the Transactions and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) On or before 5:00 p.m. Eastern Time on the second Business Day after the date of execution of this Agreement, the Company shall seek the Company Stockholder Approval. By executing this Agreement, the parties do not intend that this Agreement shall be deemed to constitute (i) approval and adoption of this Agreement and the Merger by the Principal Stockholders under the DGCL by written consent of the Company’s stockholders in lieu of a meeting or (ii) an agreement by the Principal Stockholders to vote for, or consent in respect of approval and adoption, of this

Agreement and the Merger. In connection with the Company Stockholder Approval, the Company shall comply with all disclosure and other obligations to its stockholders under the DGCL and any other applicable laws. Without limiting the generality of the foregoing, the Company agrees that its obligations in this Section 8.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal. Unless Parent and the Company otherwise agree in writing, the Company shall send to any stockholder of the Company who did not consent to the Company Stockholder Approval (i) the notice contemplated in Section 262(d)(2) of the DGCL (the “Appraisal Notice”) within 30 days after the date of the Company Stockholder Approval and (ii) the notice of the Company Stockholder Approval contemplated in Section 228(e) of the DGCL within five days after the date of the Company Stockholder Approval. Any notice, solicitation or similar disclosure circulated to the stockholders of the Company shall include the recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger. Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 11.01.

Section 8.02. Preparation of the Parent Registration Statement; Parent Stockholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC the Parent Registration Statement, in which the Parent Proxy Statement shall be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Parent Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, and Parent shall use its reasonable best efforts to cause the Parent Proxy Statement to be mailed to Parent’s stockholders as promptly as reasonably practicable after the Parent Registration Statement is declared effective under the Securities Act. The Company shall furnish all information concerning the Company and the holders of Company Common Stock and Series A Preferred Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Parent Registration Statement or the Parent Proxy Statement shall be made by Parent without providing the Company the opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Parent Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Parent Proxy Statement or the Parent Registration Statement. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Parent Registration Statement or the Parent Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other such party hereto of such information and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

(b) As promptly as reasonably practicable after the Parent Registration Statement is declared effective under the Securities Act, Parent shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) in accordance with the DGCL for the purpose of obtaining the Parent Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval of the Parent Stockholder Proposals. Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 11.01.

(c) The Company shall use its reasonable best efforts to cause Edwards & Angell, LLP, counsel to the Company, and Parent shall use its reasonable best efforts to cause Hogan & Hartson L.L.P., counsel to Parent, to deliver a tax opinion for inclusion in the Parent Registration Statement in the form required by the SEC. In rendering such opinions, Edwards & Angell, LLP and Hogan & Hartson L.L.P. may require delivery of and rely upon representation letters delivered by the Company and Parent in customary form.

Section 8.03. Access to Information.

(a) From the date hereof until the Closing, the Company shall (i) give Parent and its counsel, financial advisors, auditors and other authorized representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, including access to each Owned Real Property and Leased Real Property for purposes of conducting Phase I and Phase II environmental site assessments, (ii) furnish to Parent and the Parent Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel and financial advisors to cooperate with Parent in Parent’s investigation of the business of the Company and the Subsidiaries; provided that any information provided to Parent or the Parent Representatives pursuant to this Section 8.03(a) shall be subject to the Confidentiality Agreement; and provided further that no investigation pursuant to this Section 8.03(a) or otherwise in connection with this Agreement and the other Transaction Agreements shall affect any representation or warranty given by the Company or any Principal Stockholder hereunder. Any investigation pursuant to this Section 8.03(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and the Subsidiaries. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company and the Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any Subsidiary to risk of liability. From the date hereof until the Closing, the Company shall furnish, and shall cause each Subsidiary to furnish, to Parent copies of any notices, documents, requests, court papers or other materials received from any governmental agency or third party with respect to the Transactions.

(b) From the date hereof until the Closing, Parent shall (i) give the Company and its counsel, financial advisors, auditors and other authorized representatives (collectively, the “Company Representatives”) reasonable access during normal business hours to the offices, properties, books and records of Parent and the Parent Subsidiaries, (ii) furnish to the Company and the Company Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel and financial advisors to cooperate with the Company in the Company’s investigation of the business of Parent and the Parent Subsidiaries; provided that any information provided to the Company or the Company Representatives pursuant to this Section 8.03(b) shall be subject to the Confidentiality Agreement; and provided further that no investigation pursuant to this Section 8.03(b) or otherwise in connection with this Agreement and the other Transaction Agreements shall affect any representation or warranty given by Parent hereunder. Any investigation pursuant to this Section 8.03(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent and the Parent Subsidiaries. Notwithstanding the foregoing, the Company shall not have access to personnel records of the Parent and the Parent Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Parent’s good faith opinion is sensitive or the disclosure of which could subject Parent or any Parent Subsidiary to risk of liability. From the date hereof until the Closing, Parent shall furnish to the Company copies of any notices, documents, requests, court papers or other materials received from any governmental agency or third party with respect to the Transactions.

Section 8.04. No Solicitation.

(a) Neither the Company nor any Principal Stockholder shall, nor shall the Company or any Principal Stockholder authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any Principal Stockholder or any of their respective Affiliates to, (i) solicit, initiate or encourage any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with the intent of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, other than the transactions contemplated hereby. Without limiting the foregoing, any violation of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney or other advisor or representative of (A) the Company, (B) any Principal Stockholder or (C) any of their respective Affiliates, whether or not such Person is purporting to act on behalf of the Company, any Principal Stockholder or any of their respective Affiliates or otherwise, shall be deemed to constitute a willful breach of this Section 8.04 by the Company for purposes of this Agreement. Except as otherwise provided in this Agreement, the Company and each Principal Stockholder shall, and each shall cause its Affiliates to, immediately cease any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Proposal, and shall not pursue, directly or indirectly, an Acquisition Proposal received on or prior to the date of this Agreement from any Person (other than Parent and its representatives). The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement relating to an Acquisition Proposal to which such party is a party. For purposes of this Section 8.04, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than Parent or any Parent Subsidiary, and the term “Acquisition Proposal” means (1) any proposal for a merger or other business combination involving the Company or any Subsidiary or (2) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities or any class of the equity securities of the Company or 20% or more of the assets of the Company and the Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

(b) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors or any Principal Stockholder or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company, acting at the direction of and on behalf of the Company, at any time prior to 11:59 p.m. Eastern Time on the date of the Company Stockholder Approval from (i) providing information in response to a request therefor by a Person who has delivered to the Company an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition

Proposal) (A) no less favorable to the Company than those contained in the Confidentiality Agreement and (B) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement; or (ii) engaging in negotiations or discussions with a Person who has delivered to the Company an unsolicited bona fide written Acquisition Proposal; if, and only to the extent that, in each such case referred to in clause (i) or (ii) immediately above, prior to 11:59 p.m. Eastern Time on the date of the Company Stockholder Approval, (1) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that the Acquisition Proposal, if accepted, is reasonably likely to be consummated, (2) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that the Acquisition Proposal would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the Merger from a financial point of view (any Acquisition Proposal as to which such determination in clauses (1) and (2) immediately above is made being referred to in this Agreement as a “Superior Proposal”) and (3) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is required by the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable law.

(c) Nothing in this Section 8.04 shall permit the Company to enter into any agreement, orally or in writing, with respect to an Acquisition Proposal during the term of this Agreement (other than a confidentiality agreement as described above). The Company promptly shall advise Parent of any Acquisition Proposal (including the terms thereof and the identity of the person making the Acquisition Proposal) and inquiries with respect to any Acquisition Proposal and shall keep Parent informed on a current basis of the status of any discussions regarding an Acquisition Proposal. Nothing herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act.

Section 8.05. Notices of Certain Events.

(a) The Company shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii) any notice or other material communication from any governmental or regulatory agency or authority in connection with the Transactions;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting, the Company, any Subsidiary or any Principal Stockholder, which, if pending on the date of this Agreement, would have been required to have been disclosed in the Company Disclosure Schedule pursuant to Section 4.10 or which relate to the consummation of the Transactions; and

(iv) any breach of any representation, warranty, covenant or agreement on the part of the Company or any Principal Stockholder contained in this Agreement if any such breach could reasonably be expected to cause the conditions set forth in Section 9.02(a) not to be satisfied.

(b) Parent shall promptly notify the Company and the Stockholders’ Representative of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii) any notice or other material communication from any governmental or regulatory agency or authority in connection with the Transactions;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Parent, threatened against, relating to or involving or otherwise affecting Parent or any of the Parent Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed in the Parent Disclosure Schedule pursuant to Section 5.10 or which relate to the consummation of the Transactions; and

(iv) any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Co. contained in this Agreement if any such breach could reasonably be expected to cause the conditions set forth in Section 9.03(a) not to be satisfied.

Section 8.06. Affiliate Transactions. Immediately prior to the Closing, the Company and (with respect to the Contracts referred to in clause (a) immediately below) each Principal Stockholder agree that, other than the Contracts listed in Section 8.06 of the Company Disclosure Schedule, all Contracts (including, for the avoidance of doubt, all notes, bonds and other instruments evidencing indebtedness of any kind) between (a) such Principal Stockholder or any of its Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, or (b) any other Affiliate of the Company, on the one hand, and the Company or any Subsidiary, on the other hand, shall be terminated or settled (without any post-Closing payments by Parent, any Parent Subsidiary, the Company or any Subsidiary or resulting obligations or liabilities of Parent, any Parent Subsidiary, the Company or any Subsidiary), as the case may be, and be of no further force or effect, notwithstanding any terms thereof to the contrary.

Section 8.07. Affiliate Letters. The Company has disclosed in Section 8.07 of the Company Disclosure Schedule all Persons who are, or may be, as of the date hereof, its “affiliates” as that term is used in Rule 145 of the rules and regulations of the SEC under the Securities Act. The Company shall use its reasonable best efforts to cause each Person who is identified as an “affiliate” in Section 8.07 of the Company Disclosure Schedule to deliver to Parent as promptly as practicable, but in no event more than 30 days prior to the Closing Date, a signed agreement substantially in the form attached hereto as Exhibit G. Parent shall place the applicable Rule 145 legend on stock certificates representing Parent Common Shares issued in the Merger to such affiliates. Parent shall use its reasonable best efforts to remove such legends promptly when such legends are no longer required by applicable law.

Section 8.08. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Parent and the Company each shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or governmental entity in order to consummate the Merger or any of the other Transactions and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations. Without limiting the foregoing, each of Parent and the Company and the Board of Directors of each of Parent and the Company shall use their reasonable best efforts to (x) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other Transactions and (y) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. In furtherance and not in limitation of the foregoing, if required by the HSR Act or other Regulatory Law, Parent, each Principal Stockholder and the Company each shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other application or notice required by Regulatory Law with respect to the Transactions as soon as reasonably practicable after the date hereof and shall supply as promptly as practicable any additional information and documentary materials that may be requested pursuant to the HSR Act and shall timely file any other documents, or timely make any appearances, required by Regulatory Law and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law. Nothing in this Section 8.08 shall require any of Parent or any Parent Subsidiary or the Company or any Subsidiary to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of any assets of Parent and the Parent Subsidiaries or the Company and the Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a governmental entity or any other Person or for any other reason. Parent shall use reasonable best efforts to cause the Amendment to Parent Credit Facilities and the Amendment to Parent Capital Leases to remain in full force and effect from and after the date hereof through the Closing Date.

(b) Each of Parent, the Company and any Principal Stockholder required to make any filing, application or notice referred to in the penultimate sentence of Section 8.08(a) each shall, in connection with the efforts referred to in Section 8.08(a) to obtain all requisite material approvals and authorizations for the Transactions under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other parties of any material communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, and (iii) permit the other parties to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other governmental entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable governmental entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal

Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 8.08(a) and 8.08(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Regulatory Law, Parent and the Company each shall cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.08 shall limit a party’s rights to terminate this Agreement pursuant to Section 11.01.

(d) If any objections are asserted with respect to the Transactions under any Regulatory Law or if any suit is instituted by any governmental entity or any private party challenging any of the Transactions as violative of any Regulatory Law, Parent and the Company each shall use its reasonable best efforts to resolve any such objections or challenge as such governmental entity or private party may have to such Transactions under such Regulatory Law so as to permit consummation of the Transactions.

(e) Nothing in this Section 8.08 shall require Parent or any Parent Subsidiary to agree to any material modification of any material provision of the Parent Credit Agreement or any security agreement related to the Parent Credit Agreement.

Section 8.09. Public Announcements. On or prior to Closing Date, no party hereto shall make any press release, public statement or public announcement with respect to this Agreement, the other Transaction Agreements or the Transactions without the prior written consent of (a) Parent, if such press release, public statement or announcement is made by any Principal Stockholder or the Company, and (b) the Company, if such press release, public statement or announcement is made by Parent; provided, however, that each party hereto may make any press release, public statement or public announcement which such party determines, after consultation with its outside legal counsel, is required by applicable law or any listing agreement with any national securities exchange or Nasdaq, in which case the party desiring to make such disclosure or announcement shall use its reasonable best efforts to consult with the other parties hereto as provided in clauses (a) and (b) immediately above prior to making such disclosure or announcement.

Section 8.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Each of the parties hereto shall execute and deliver such documents and other papers and take such further action as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Agreements and to make effective the Transactions.

Section 8.11. Confidentiality. The Non-Disclosure Agreement dated April 7, 2004 between the Company and Parent (the “Confidentiality Agreement”) shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.

Section 8.12. Obligations of Merger Co. Parent shall take all action necessary to cause Merger Co. to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 8.13. Enter into Transaction Agreements. Each party hereto shall enter into the Transaction Agreements to which this Agreement contemplates it shall become a party at or prior to the Closing.

Section 8.14. Director and Officer Liability.

(a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws and as provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b) Prior to the Closing Date, the Company shall procure a “tail” insurance policy for the Surviving Corporation which shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in such amount that are no less favorable than those of such policy in effect on the date hereof.

Section 8.15. Employee Benefits.

(a) As soon as reasonably practicable following the Closing Date, Parent shall arrange for, or shall cause the Surviving Corporation to arrange for, employees of the Company and the Subsidiaries as of the Closing who continue employment with Parent or any Parent Subsidiary (including the Surviving Corporation and any subsidiary thereof) (the “Continuing Employees”) to participate in the employee benefit plans of Parent on terms no less favorable than those offered to similarly situated employees of Parent, and Parent shall use commercially reasonable efforts to ensure that Continuing Employees who are actually employed (or on approved absence or leave) and currently working for the Company or any Subsidiary at the Effective Time do not have a lapse of coverage in the transition from a Company Plan to any corresponding employee benefit plans of Parent. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service under any such employee benefit plan of Parent for which a Continuing Employee may be eligible after the Closing Date, Parent shall use its commercially reasonable efforts to ensure that service by such Continuing Employee with the Company or any Subsidiary shall be deemed to have been service with Parent. Nothing in this Section 8.15 shall limit the right of Parent, the Surviving Corporation or any other Parent Subsidiary to terminate the employment of any employee of the Company or any Subsidiary (including any Continuing Employees) at any time.

(b) As soon as practicable prior to the Closing Date, but in no event less than one day prior to the Closing Date, the Company shall take all corporate actions necessary to (i) freeze participation and benefit accruals under the Company 401(k) Plan, effective no later than one day prior to the Closing Date, and (ii) terminate the Company 401(k) Plan, effective no later than one day prior to the Closing Date. As soon as practicable prior to the Closing Date, the Company shall contribute to the Company 401(k) Plan all contributions, including but not limited to, employee deferrals and related matching contributions, required or necessary under the terms of the Company 401(k) Plan covering the benefits that have accrued as of the Closing Date. Following the Closing Date, Parent and Merger Co. shall take all steps necessary to obtain a favorable determination letter with respect to the termination of the Company 401(k) Plan. Distribution of all Company 401(k) Plan assets not otherwise distributable shall be made following receipt of such favorable determination letter.

Section 8.16. Incentive Plans. Effective as of the Closing Date, the Company shall terminate each equity incentive plan maintained by the Company or any Subsidiary for the benefit of employees and directors of the Company or any Subsidiary and all rights of all persons under or related to such plans. The Company shall obtain all consents and approvals necessary for such terminations and shall not pay any consideration to obtain such consents.

Section 8.17. Parent Stock Incentive Plan. Parent agrees that, in connection with the Transactions, Parent’s Stock Incentive Plan shall continue, and all options previously granted under Parent’s Stock Incentive Plan shall be deemed to be assumed for purposes of Section 20.3 of Parent’s Stock Incentive Plan.

Section 8.18. No Recourse. Notwithstanding any provision in this Agreement effective as of the Closing Date, each of the Principal Stockholders hereby irrevocably waives any and all claims and right to recourse against the Company or the Surviving Corporation, or any of their respective officers, directors and employees, with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by the Company in this Agreement, any other Transaction Agreement or any other agreements and documents executed or to be executed in order to consummate the Transactions. No Principal Stockholder shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of any Principal Stockholder that may arise under or pursuant to this Agreement, any other Transaction Agreement or any other agreements or documents executed or to be executed by the parties hereto in connection. In consideration of this Agreement, the Principal Stockholders (collectively, the “Releasing Parties”) release, as of the Effective Time, the Company, the Surviving Corporation and their respective officers, directors and employees (the “Released Parties”) from any and all claims, liabilities and causes of action arising out of the investment by the Releasing Parties in the Company or any actions or omissions to act by the Released Parties in connection with the ownership or operation of the Company’s business.

Section 8.19. Consent of Principal Stockholders. Each of the Principal Stockholders hereby consents to (and waives any right to notice or approval of) the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, under or pursuant to the agreements and instruments set forth in Section 8.19 of the Company Disclosure Schedule.

Section 8.20. Appointment of Stockholders’ Representative. In the event the Company Stockholder Approval is obtained, effective upon the Company Stockholder Approval and without any further action by the Stockholders, the Company and, by their approval and adoption of this Agreement, the Stockholders hereby appoint MC Venture Partners V, L.P. as agent and the attorney-in-fact for each Stockholder, with full authority to act, for and on behalf of any or all of the Stockholders (with full power of substitution in the premises), in connection with such matters as are reasonably necessary for the consummation of the transactions contemplated hereby, including, without limitation, (a) to receive notice of, to defend and to compromise on their behalf with Parent any claims asserted under this Agreement or the Escrow Agreement, (b) to execute and deliver on behalf of the Stockholders any documents or agreements contemplated by or necessary or desirable in connection with this Agreement (including notices and joint instructions to the Escrow Agent under the Escrow Agreement), (c) to engage counsel, accountants or other representatives in connection with the foregoing matters and (d) to take such further actions, including coordinating and administering pre-Closing and post-Closing matters related to the rights and obligations of the Stockholders under this Agreement or the Escrow Agreement, to send and receive notices on behalf of the Stockholders under this Agreement and to provide any consents on behalf of the Stockholders as are authorized in or contemplated by this Agreement or the Escrow Agreement (the above named representative, as well as any subsequent representative of the Stockholders as the Stockholders who hold at least a majority of the Stockholders’ interest in the Escrow Fund may appoint from time to time to replace MC Venture Partners V, L.P., being referred to herein as the “Stockholders’ Representative”). The Stockholders’ Representative shall have full power and authority to represent all of the Stockholders and their successors with respect to all matters arising under this Agreement, all actions taken by the Stockholders’ Representative hereunder and thereunder shall be binding upon all of the Stockholders and their successors as if expressly confirmed and ratified in writing by each of them, and no Stockholder shall have the right to object, dissent, protest or otherwise contest any such actions. The Stockholders’ Representative shall not be liable to any Stockholder, Parent, the Surviving Corporation or their respective Affiliates or any other Person, and (on a several basis) each Stockholder shall indemnify and hold the Stockholders’ Representative harmless from, any loss, liability or expense incurred by the Stockholders’ Representative, with respect to any action taken or omitted to be taken by the Stockholders’ Representative in his role as Stockholders’ Representative under or in connection with this Agreement (all of which actions and omissions shall be legally binding upon each Stockholder), unless such action or omission constitutes fraud, gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Representative. Parent, Merger Co. and the Surviving Corporation shall be entitled to rely on such appointment and treat such Stockholders’ Representative as the duly appointed attorney-in-fact of each Stockholder for all purposes of this Agreement. Each Stockholder who executes this Agreement, by such execution and without any further action, confirms such appointment and authority. All fees and expenses of the Stockholders’ Representative shall be paid by the Principal Stockholders.

Section 8.21. Section 16. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Board of Directors of Parent, or a committee of two or more Non-Employee Directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act) of the Board of Directors of Parent, shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders of Parent Common Shares in exchange for capital stock of the Company pursuant to the transactions contemplated hereby, and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the conditions of Rule 16b-3 under the Exchange Act for purposes of establishing such exemption from Section 16(b) liability and, in accordance with such conditions, shall specify, without limitation, the name of the Company Insiders, the numbers of securities to be acquired or disposed of for each Company Insider, the material terms of any derivative securities, and that the approval evidenced by such resolutions is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d) under the Exchange Act. The term “Section 16 Information” means information accurate in all respects regarding the Company Insiders and the number of shares of capital stock of the Company held by each such Company Insider expected to be exchanged for Parent Common Shares in the Merger. The term “Company Insiders” means those officers and directors of the Company whom Parent notifies the Company prior to the Merger will be subject to the reporting requirements of Section 16 of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

Section 8.22. Updated Disclosure Schedules.

(a) Prior to the Closing Date as hereinafter provided, the Company may supplement Sections 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18 and 4.23 of the Company Disclosure Schedule with respect to representations and warranties made by the Company as of the date hereof in the corresponding Sections of this Agreement (such Sections of the Company Disclosure Schedule as supplemented in accordance with this Section 8.22(a), the “Company Updated Disclosure Schedule”) with respect to matters arising after the date of this Agreement and not in violation of any covenant or other provision of this Agreement (including, without limitation, any covenant set forth in Article 7 or Article 8), which matters, if existing as of the date of this Agreement, should have been set forth in such section of the Company Disclosure Schedule. After the Company shall have furnished the Updated Company Disclosure Schedule to Parent, (i) the Updated Company Disclosure Schedule shall become part of this Agreement and (ii) the representations and warranties set forth in Article 4 made by the Company as of the date hereof, (A) together with the Company Disclosure Schedule as delivered on the date hereof, shall continue to remain part of this Agreement as if the Updated Company Disclosure Schedule had not become part of this Agreement and (B) together with the Updated Company Disclosure Schedule, shall thereupon also be deemed to be made as of the Closing Date. For the avoidance of doubt: (a) the Updated Company Disclosure Schedule shall not be deemed to have made, and shall not make, (i) true and correct any representation or warranty set forth in Article 4 made by the Company as of the date hereof that is qualified by materiality or Material Adverse Effect or (ii) true in all material respects any representation or warranty set forth in Article 4 made by the Company as of the date hereof that is not qualified by materiality or Material Adverse Effect; and (b) the Company shall not be entitled to include on any Section of the Updated Company Disclosure Schedule any matters arising after the date of this Agreement necessary to make the representations and warranties set forth in Article 4 made by the Company as of the date hereof true and correct (with respect to any representation or warranty that is qualified by materiality or Material Adverse Effect) or in all material respects (with respect to any representation or warranty that is not qualified by materiality or Material Adverse Effect) as of the Closing Date if such matters violated or conflicted with any covenant or other provision of this Agreement (including, without limitation, any covenant set forth in Article 7 or Article 8) in any respect. The Company shall furnish to Parent a draft of the Updated Company Disclosure Schedule on the third Business Day prior to the Closing Date and shall supplement such draft as appropriate up to the Effective Time. Such draft, as so supplemented, shall constitute the Updated Company Disclosure Schedule; provided that, if the Company shall supplement such draft in any material respect, Parent shall have the right, upon written notice to the Company, to defer the Closing Date by a period not to exceed five Business Days in order to review the Updated Company Disclosure Schedule, as so supplemented.

(b) Prior to the Closing Date as hereinafter provided, Parent may supplement Sections 5.08, 5.09, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16 and 5.18 of the Parent Disclosure Schedule with respect to representations and warranties made by Parent as of the date hereof in the corresponding Sections of this Agreement (such Sections of the Parent Disclosure Schedule as supplemented in accordance with this Section 8.22(b), the “Parent Updated Disclosure Schedule”) with respect to matters arising after the date of this Agreement and not in violation of any covenant or other provision of this Agreement (including, without limitation, any covenant set forth in Article 7 or Article 8), which matters, if existing as of the date of this Agreement, should have been set forth in such section of the Parent Disclosure Schedule. After Parent shall have furnished the Updated Parent Disclosure Schedule to the Company, (i) the Updated Parent Disclosure Schedule shall become part of this Agreement and (ii) the representations and warranties set forth in Article 5 made by Parent as of the date hereof, (A) together with the Parent Disclosure Schedule as delivered on the date hereof, shall continue to remain part of this Agreement as if the Updated Parent Disclosure Schedule had not become part of this Agreement and (B) together with the Updated Parent Disclosure Schedule, shall thereupon also be deemed to be made as of the Closing Date. For the avoidance of doubt: (a) the Updated Parent Disclosure Schedule shall not be deemed to have made, and shall not make, (i) true and correct any representation or warranty set forth in Article 5 made by Parent as of the date hereof that is qualified by materiality or Parent Material Adverse Effect or (ii) true in all material respects any representation or warranty set forth in Article 5 made by Parent as of the date hereof that is not qualified by materiality or Parent Material Adverse Effect; and (b) Parent shall not be entitled to include on any Section of the Updated Parent Disclosure Schedule any matters arising after the date of this Agreement necessary to make the representations and warranties set forth in Article 5 made by Parent as of the date hereof true and correct in all respects (with respect to any representation or warranty that is qualified by materiality or Parent Material Adverse Effect) or in all material respects (with respect to any representation or warranty that is not qualified by materiality or Parent Material Adverse Effect) as of the Closing Date if such matters violated or conflicted with any covenant or other provision of this Agreement (including, without limitation, any covenant set forth in Article 7 or Article 8) in any respect. Parent shall furnish to the Company a draft of the Updated Parent Disclosure Schedule on the third Business Day prior to the Closing Date and shall supplement such draft as appropriate up to the Effective Time. Such draft, as so supplemented, shall constitute the Updated Parent Disclosure Schedule; provided that, if Parent shall supplement such draft in any material respect, the Company shall have the right, upon written notice to Parent, to defer the Closing Date by a period not to exceed five Business Days in order to review the Updated Parent Disclosure Schedule, as so supplemented.

ARTICLE 9

CONDITIONS TO THE CLOSING

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the Closing shall have expired or been terminated;

(b) each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained;

(c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or restrain the consummation of the Closing; provided, however, that each Principal Stockholder, the Company and Parent each shall use their respective reasonable best efforts to have any such judgment, order, decree or injunction vacated;

(d) there shall not be instituted or pending any action or proceeding by any government or governmental authority or agency, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Closing or seeking to obtain material damages or otherwise directly or indirectly relating to the Transactions, (ii) seeking to restrain or prohibit the ownership or operation by Parent or the Parent Subsidiaries (or by the Company or the Subsidiaries) of all or any material portion of the business, properties or assets of the Company and the Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, or to compel Parent or any of the Parent Subsidiaries to dispose of or hold separate all or any material portion of the business, properties or assets of the Company and the Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of the Parent Subsidiaries to control effectively the business or operations of the Company and the Subsidiaries, taken as a whole, or the ability of Parent or any of the Parent Subsidiaries effectively to exercise full rights of ownership of any shares of the Company or any Subsidiary on all matters properly presented to the Company’s stockholders or (iv) seeking to require divestiture by Parent or any of the Parent Subsidiaries of any shares of capital stock of the Company, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation proposed, adopted or enacted, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv);

(e) the Parent Registration Statement shall have become effective under the Securities Act prior to the mailing of the Parent Proxy Statement by Parent to its stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC;

(f) the Parent Common Shares issuable to the Stockholders as contemplated by Article 2 shall have been approved for listing on Nasdaq subject to official notice of issuance;

(g) all notices to any governmental or other regulatory body set forth in Section 9.01(g) of the Company Disclosure Schedule and Section 9.01(g) of the Parent Disclosure Schedule shall have been filed and all consents, approvals and licenses of any governmental or other regulatory body set forth in Section 9.01(g) of the Company Disclosure Schedule and Section 9.01(g) of the Parent Disclosure Schedule shall have been obtained and shall be considered final and effective, notwithstanding the availability of administrative procedures to reconsider, revise or review the granting of any such consent or approval or the issuances of any such license;

(h) any consent, approval, agreement or other action required under the agreements, contracts or other instruments listed on Section 9.01(h) of the Company Disclosure Schedule shall have been received by the Company or a Principal Stockholder, as the case may be, and no such consent, approval, agreement or other action shall have been revoked;

(i) each provision of the (i) Amendment to Parent Credit Facilities and (ii) Amendment to Parent Capital Leases shall be valid, binding and in full force and effect and enforceable against each of the parties thereto; and

(j) the (i) Amendment to Series A Registration Rights Agreement substantially in the form attached hereto as Exhibit K and (ii) Amendment to WCAS Registration Rights Agreement substantially in the form attached hereto as Exhibit L shall be valid, binding and in full force and effect and enforceable against each of the parties thereto.

Section 9.02. Conditions to the Obligations of Parent and Merger Co. The obligations of Parent and Merger Co. to consummate the Transactions are subject to the satisfaction or waiver by Parent at or prior to the Closing of the following further conditions:

(a) (i) each of the Company and each Principal Stockholder shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) subject to Section 8.22(a), the representations and warranties of the Company and each Principal Stockholder contained in this Agreement and in any certificate or other writing delivered by the Company or any Principal Stockholder pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the Closing Date as if made at and as of such time, and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except in each case in respect of representations made as of a specified date, which shall be required to be true and correct or true and correct in all material respects, as the case may be, as of such specified date), and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company with respect to the Company’s obligations, representations and warranties to the foregoing effect and a certificate signed by each Principal Stockholder (which shall be signed on behalf of each Principal Stockholder that is not a natural person by a duly authorized officer of such Principal Stockholder) with respect to such Principal Stockholder’s obligations, representations and warranties to the foregoing effect;

(b) at any time after the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(c) (i) the Company and the Subsidiaries shall have Debt in a maximum aggregate amount of not more than $1,300,000 on a consolidated basis outstanding immediately prior to the Effective Time and all such Debt shall be of substantially the same nature as the Debt set forth in Section 9.02(c) of the Company Disclosure Schedule and (ii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company to the foregoing effect;

(d) (i) the Company and the Subsidiaries shall have a Closing Cash Balance equal to or in excess of the Closing Cash Target and (ii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company certifying that, since the Closing Determination Date, there has not occurred any event outside the ordinary business that would have resulted in a reduction of the Closing Cash Balance to an amount that would fail to equal or exceed the Closing Cash Target;

(e) (i) the Company and the Subsidiaries shall have a Closing Working Capital Amount equal to or in excess of the Working Capital Target and (ii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company certifying that, since the Closing Determination Date, there has not occurred any event outside the ordinary course of business that would have resulted in a reduction of the Closing Working Capital Amount to an amount that would fail to equal or exceed the Working Capital Target;

(f) each of Parent and Merger Co. shall have received all documents reasonably requested by it relating to the existence of the Company and each Principal Stockholder (other than any Principal Stockholder that is a natural person), and the corporate or other authority for the entry by the Company and each Principal Stockholder into this Agreement and the other Transaction Agreements, all in form and substance reasonably satisfactory to Parent;

(g) each Principal Stockholder shall have executed and delivered the Registration Rights Agreement to Parent;

(h) each Principal Stockholder shall have executed and delivered the Amended and Restated Governance Agreement to Parent;

(i) the Stockholders’ Representative shall have executed and delivered the Escrow Agreement on behalf of all Stockholders other than the holders of Dissenting Shares;

(j) Parent shall have received the written opinion, dated as of the Closing Date, of Hogan & Hartson L.L.P., counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and in rendering such opinion, Hogan & Hartson L.L.P. may require delivery of and rely upon representation letters delivered by Parent and the Company in customary form);

(k) (i) the Dissenting Shares shall not constitute more than 67,000 shares of Company Common Stock and (ii) no shares of Series A Preferred Stock shall constitute Dissenting Shares;

(l) any consent, approval, agreement or other action required under the agreements, contracts or other instruments listed on Section 9.02(l) of the Parent Disclosure Schedule shall have been received by the Parent, and no such consent, approval, agreement or other action shall have been revoked; and

(m) each affiliate as provided for in Section 8.07 shall have delivered to Parent a signed agreement substantially in the form attached hereto as Exhibit G.

Section 9.03. Condition to the Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction or waiver by the Company at or prior to the Closing of the following further condition:

(a) Each of Parent and Merger Co. shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (b) subject to Section 8.22(b), the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (i) that are qualified by materiality or

Parent Material Adverse Effect shall be true and correct at and as of the Closing Date as if made at and as of such time and (ii) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except in each case in respect of representations made as of a specified date which shall be required to be true and correct or true and correct in all material respects, as the case may be, as of such specified date), and (c) the Company shall have received a certificate signed by the Chief Executive Officer, any Senior Vice President or any Vice President of Parent to the foregoing effect;

(b) At any time after the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect;

(c) Parent shall have executed and delivered the Registration Rights Agreement to the Stockholders’ Representative;

(d) Parent shall have executed and delivered the Amended and Restated Governance Agreement to the Stockholders’ Representative;

(e) Parent shall have executed and delivered the Escrow Agreement to the Stockholders’ Representative;

(f) the Parent Charter Amendment shall be in full force and effect;

(g) the Parent Series A Charter Amendment shall be in full force and effect;

(h) Parent shall have duly amended its bylaws to be substantially in the form of the Amended and Restated Bylaws attached hereto as Exhibit J, and such Amended and Restated Bylaws shall be in full force and effect; and

(i) the Company shall have received the written opinion, dated as of the Closing Date, of Edwards & Angell, LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and in rendering such opinion, Edwards & Angell, LLP may require delivery of an rely upon representation letters delivered by Parent and the Company in customary form).

ARTICLE 10

INDEMNIFICATION

Section 10.01. General Indemnification.

(a) Subject to Sections 10.02 and 10.03, from and after the Closing Date, the Stockholders (other than those dissenting stockholders exercising rights of appraisal under Section 262 who do not receive Parent Common Shares in the Merger) hereby agree, severally and not jointly, to indemnify, defend and hold harmless Parent and its Affiliates (other than each Stockholder and their respective Affiliates), and each of their respective directors, officers, employees and agents (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”), from and against any and all losses, expenses (including attorneys’ fees and expenses), damages, liabilities, fines, penalties, judgments, actions, claims and costs (collectively, “Losses”) incurred or suffered by the Parent Indemnified Parties arising out of, based upon or resulting from (i) any breach of any representation or warranty contained in or referred to in

Article 4 or Article 6 or in any schedule or exhibit or in the certificate delivered by or on behalf of any Principal Stockholder or the Company pursuant to Section 9.02(a), 9.02(c), 9.02(d) or 9.02(e) and (ii) any breach by any Principal Stockholder or the Company of, or any failure of any Principal Stockholder or the Company to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement; provided that in the case of any breach by any Principal Stockholder of any representation or warranty, covenant, agreement or obligation of such Principal Stockholder referred to in clause (i) or (ii) immediately above, only such breaching Principal Stockholder shall be obligated to indemnify the Parent Indemnified Parties for Losses resulting from such breach.

(b) Subject to Sections 10.02 and 10.03, from and after the Closing Date, Parent hereby agrees to indemnify, defend and hold harmless the Stockholders and their Affiliates, and each of their respective directors, officers, employees and agents (each, a “Company Indemnified Party” and, collectively, the “Company Indemnified Parties”), from and against any and all Losses incurred or suffered by the Company Indemnified Parties arising out of, based upon or resulting from (i) any breach of any representation or warranty contained in or referred to in Article 5 or in any schedule or exhibit or in the certificate delivered by or on behalf of Parent pursuant to Section 9.03(a) and (ii) any breach by Parent of, or any failure of Parent or Merger Co. to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement.

(c) In the event that a Person entitled to indemnification under this Article 10 (the “Indemnified Party”) shall incur or suffer any Losses in respect of which indemnification may be sought under this Article 10 against the Person or, in the case of the Stockholders, Persons required to provide indemnification under this Article 10 (collectively, the “Indemnifying Party”), the Indemnified Party shall assert a claim for indemnification by providing a written notice (the “Notice of Loss”) to the Indemnifying Party stating the nature and basis of such Notice of Loss. The Notice of Loss shall be provided to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware that it has incurred or suffered a Loss. Notwithstanding the foregoing, any failure to provide the Indemnifying Party with a Notice of Loss, or any failure to provide a Notice of Loss in a timely manner as aforesaid, shall not relieve any Indemnifying Party from any liability that it may have to the Indemnified Party under this Section 10.01 except to the extent that the ability of such Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party’s failure to give such Notice of Loss. If the Notice of Loss relates to a Third Party Claim, the procedures set forth in Section 10.01(d) shall be applicable. If the Notice of Loss does not relate to a Third Party Claim, the Indemnifying Party shall have 30 days from the date of receipt of such Notice of Loss to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Loss, as the case may be, by causing the Indemnifying Party to deliver written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Notice of Loss within such 30-day period, the Indemnifying Party shall be deemed to have agreed to the Notice of Loss and shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Notice of Loss to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection, the Indemnifying Party and the Indemnified Party shall use their commercially reasonable efforts to settle (without an obligation to settle) such claim for indemnification. If the Indemnifying Party and the Indemnified Party do not settle such dispute within 30 days after the Indemnified Party’s receipt of the Indemnifying Party’s notice of objection, the Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of their respective rights under this Article 10.

(d) Promptly after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any action, suit or proceeding by a third Person (a “Third Party Claim”) in respect of which the Indemnified Party shall seek indemnification hereunder, the Indemnified Party shall so notify in writing the Indemnifying Party, but any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Section 10.01 except to the extent that the ability of the Indemnifying Party to defend the Third Party Claim is materially prejudiced by the Indemnified Party’s failure to give such notice. In no event shall the Indemnified Party admit any liability with respect to such Third Party Claim or settle, compromise, pay or discharge such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any such claim as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the right to assume the defense (at the expense of the Indemnifying Party) of any such claim through counsel chosen by the Indemnifying Party by causing the Indemnifying Party to notify the Indemnified Party within 30 days after the receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnified Party has been advised by its counsel that there are one or more legal defenses available to it that are different from or additional to those available to any Indemnifying Party or that there is otherwise a potential conflict between the interests of the Indemnified Party and any Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party. The Company and the Stockholders’ Representative each agree to render to the other parties such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim, which assistance shall include, to the extent reasonably requested by a party, the retention, and the provision to such party, of records and information reasonably relevant to such Third Party Claim, and making employees of the other party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Indemnifying Party may not settle or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such claim. None of the Indemnified Party or any of its Affiliates may settle or otherwise dispose of any Third Party Claim for which the Indemnifying Party may have a liability under this Agreement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) With respect to any claim as to which the Indemnifying Party shall have acknowledged in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party hereunder, after written notice by the Indemnifying Party to the Indemnified Party of the election by the Indemnifying Party to assume control of the defense of any such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof, except if the Indemnified Party has the right to employ counsel to represent it at the expense of the Indemnifying

Party as set forth in Section 10.01(d). If the Indemnifying Party does not assume control of the defense of such Third Party Claim within 30 days after the receipt by the Indemnifying Party of the notice required pursuant to Section 10.01(d), the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party.

Section 10.02. Survival. Subject to the following sentence, the rights of the Parent Indemnified Parties to assert a claim under Section 10.01(a)(i), and the rights of the Company Indemnified Persons to assert a claim under Section 10.01(b)(i), shall survive the Closing Date for a period (the “Survival Period”) beginning at the Closing Date and ending on the later of (a) March 15, 2006 and (b) the first anniversary of the Closing Date, and thereafter shall terminate and expire, except with respect to liabilities for any item as to which, prior to the expiration of the Survival Period, an Indemnified Party shall have asserted a claim in writing as required pursuant to the provisions of this Article 10, in which event the liability for such claim shall continue until such claim shall have been finally settled, decided or adjudicated. Notwithstanding the foregoing, (a) the right of the Parent Indemnified Parties to assert a claim under Section 10.01(a)(i) for any breach of any representation or warranty set forth in Section 4.01, 4.02, 4.05 or 4.11 and (b) the right of the Company Indemnified Parties to assert a claim under Section 10.01(b)(i) for any breach of any representation or warranty set forth in Section 5.01, 5.02, 5.05 or 5.11 shall survive the Closing Date and continue in effect until the expiration of the applicable statute of limitations for any claims relating thereto.

Section 10.03. Limitation on Liability

(a) Subject to Section 10.03(e), the Stockholders shall not have any liability pursuant to Section 10.01(a) for any Loss unless and until the aggregate amount of all such Losses shall exceed $2,000,000 (the “Deductible Amount”), in which event the Stockholders shall be liable for indemnification pursuant to Section 10.01(a) for the aggregate amount of all such Losses in excess of the Deductible Amount up to the maximum amount set forth in Section 10.03(b).

(b) Subject to Section 10.03(e), the maximum liability of the Stockholders collectively pursuant to Section 10.01(a) shall not exceed $15,000,000. Any claims asserted by the Parent Indemnified Parties pursuant to Section 10.01(a) for which the liability of the Stockholders is limited as set forth in this Section 10.03(b) shall be made solely against the Escrow Fund pursuant to the Escrow Agreement.

(c) Subject to Section 10.03(f), Parent shall not have any liability pursuant to Section 10.01(b) for any Loss unless and until the aggregate amount of all such Losses shall exceed the Deductible Amount, in which event Parent shall be liable for indemnification pursuant to Section 10.01(b) for the aggregate amount of all such Losses in excess of the Deductible Amount up to the maximum amount set forth in Section 10.03(d).

(d) Subject to Section 10.03(f), the maximum liability of Parent pursuant to Section 10.01(b) shall not exceed $15,000,000.

(e) The limitations on liability set forth in Section 10.03(a) or (b) shall not apply with respect to Losses resulting from fraud or willful misrepresentation with respect to (i) any breach of a representation or warranty contained in or referred to in Article 4 or Article 6 or in any schedule or exhibit or in the certificate delivered by or on behalf of any Principal Stockholder or the Company pursuant to Section 9.02(a), 9.02(c), 9.02(d) or 9.02(e) or (ii) any breach by any Principal Stockholder or the Company of, or any failure of any Principal Stockholder or the Company to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement, provided that in no event shall any Stockholder’s liability pursuant to Section 10.01(a) for Losses resulting from such fraud or willful misrepresentation exceed the aggregate value of the Parent Common Shares paid to such Stockholder in the Merger (valued at their Fair Market Value as of the date of this Agreement), unless such Stockholder shall have committed such fraud or made such willful misrepresentation. Any claim for indemnification by the Parent Indemnified Parties under this Article 10 for Losses with respect to which the limitations on liability set forth in Section 10.03(a) or (b) shall not apply, including Losses resulting from fraud or willful misrepresentation, shall first be made against the Escrow Fund up to the Escrow Amount remaining therein and available to satisfy claims for indemnification by the Parent Indemnified Parties before any such claim shall be made against any Stockholder.

(f) The limitations on liability set forth in Section 10.03(c) or (d) shall not apply with respect to Losses resulting from fraud or willful misrepresentation with respect to (i) any breach of a representation or warranty contained in or referred to in Article 5 or in any schedule or exhibit or in the certificate delivered by or on behalf of Parent pursuant to Section 9.03(a) or (ii) any breach by Parent or Merger Co. of, or any failure of Parent or Merger Co. to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement, provided that in no event shall Parent’s liability pursuant to Section 10.01(b) for Losses resulting from such fraud or willful misrepresentation exceed (A) with respect to all Stockholders, the aggregate value of the Parent Common Shares paid by Parent in the Merger (valued at their Fair Market Value as of the date of this Agreement) or (B) with respect to any Stockholder, the value of the Parent Common Shares paid by Parent to such Stockholder in the Merger (valued at their Fair Market Value as of the date of this Agreement).

(g) Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be obligated under this Agreement to indemnify any Indemnified Person for any lost profits or consequential, incidental or punitive damages suffered or incurred by any Indemnified Party, except to the extent any such damages are recovered against such Indemnified Party in connection with a Third Party Claim.

(h) Notwithstanding anything in this Agreement to the contrary, the Stockholders (or, as applicable, the Principal Stockholders) shall not be required to indemnify any Parent Indemnified Party pursuant to Section 10.01(a) for any Loss resulting from any breach of any representation or warranty referred to in clause (i) of Section 10.01(a) or for any breach of any covenant, agreement or obligation referred to clause (ii) of Section 10.01(a) if any person listed on Section 12.16 of the Parent Disclosure Schedule had knowledge on or before the Closing Date of facts, events, occurrences, conditions or circumstances that would reasonably be expected by such person to constitute such a breach (it being acknowledged and agreed that each person listed on Section 12.16 of the Parent Disclosure Schedule is familiar with the representations and warranties and the covenants, agreements and obligations of the Company and the Principal Stockholders set forth in this Agreement ), whether or not the Company disclosed such facts, events, occurrences, conditions or circumstances on the Company Disclosure Schedule or the Company Updated Disclosure Schedule.

(i) Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to indemnify any Company Indemnified Party pursuant to Section 10.01(b) for any Loss resulting from any breach of any representation or warranty referred to in clause (i) of Section 10.01(b) or for any breach of any covenant, agreement or obligation referred to clause (ii) of Section 10.01(b) if any person listed on Section 12.16 of the Company Disclosure Schedule had knowledge on or before the Closing Date of facts, events, occurrences, conditions or circumstances that would reasonably be expected by such person to constitute such a breach (it being acknowledged and agreed that each person listed on Section 12.16 of the Company Disclosure Schedule is familiar with the representations and warranties and the covenants, agreements and obligations of Parent set forth in this Agreement), whether or not Parent disclosed such facts, events, occurrences, conditions or circumstances on the Parent Disclosure Schedule or the Parent Updated Disclosure Schedule.

Section 10.04. Computation of Losses. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses otherwise payable to an Indemnified Party shall be reduced by the amount of net insurance proceeds actually received by such Indemnified Party as compensation for the damage or Losses caused by the act, omission, fact or circumstance giving rise to such Losses.

Section 10.05. Payment; Escrow Fund.

(a) Each Stockholder (other than any holder of Dissenting Shares) receiving Parent Common Shares in the Merger shall be deemed to have received and deposited such Stockholder’s pro rata share of the Escrow Amount (plus any additional shares of Parent Common Stock as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) with the Escrow Agent as provided in Sections 2.03(a) and 2.03(b). The Escrow Amount shall be deposited with, and shall be held by, an institution mutually acceptable to Parent and the Stockholders’ Representative as Escrow Agent (the “Escrow Agent”). The deposit with the Escrow Agent pursuant to this Section 10.05(a) shall constitute an escrow fund (the “Escrow Fund”) governed by the terms set forth in the Escrow Agreement.

(b) Any payment by the Stockholders to any Parent Indemnified Party under this Article 10 shall be made by the Stockholders on a several basis, at the option of each Stockholder, (i) in cash, (ii) by instructing the Stockholders’ Representative to cause, on its behalf, the Escrow Agent to deliver to Parent all of a portion of such Stockholder’s Parent Common Shares constituting part of the Escrow Fund or (iii) in a combination of cash and such Parent Common Shares. Any Parent Common Shares delivered by any Stockholder to any Parent Indemnified Party as provided in this Section 10.05(b) shall be valued at their Fair Market Value as of the date of this Agreement. In connection with any payment by the Stockholders as provided in this Section 10.05(b) that shall be made by causing the delivery of Parent Common Shares out of the Escrow Fund, each of the Parent and the Stockholders’ Representative shall cooperate in good faith and use its reasonable best efforts to promptly make and promptly process all necessary filings and applications and obtain all consents, approvals, orders, authorizations, registrations and declarations and to comply with all applicable laws necessary for the Stockholders to make such payment.

(c) Any payment by Parent to any Company Indemnified Party under this Article 10 shall be made, at the option of Parent, (i) in cash, (ii) by issuing Parent Common Shares to the Company Indemnified Parties or (iii) in a combination of cash and such Parent Common Shares. Any Parent Common Shares issued as payment to the Company Indemnified Parties under this Article 10 shall be valued at their Fair Market Value as of the date of this Agreement. In connection with any payment by Parent as provided in this Section 10.05(c) that shall be made by issuing Parent Common Shares, each of Parent and each Company Indemnified Party shall cooperate in good faith and use its reasonable best efforts to promptly make and promptly process all necessary filings and applications and obtain all consents, approvals, orders, authorizations, registrations and declarations or expiration or termination of any required waiting periods and to comply with all applicable laws necessary for Parent to make such payment.

(d) Notwithstanding any provision of this Agreement (including, without limitation, Sections 2.02(b), 2.03(a), 2.03(b) and 10.05) to the contrary, if Parent and the Stockholders’ Representative so agree in writing prior to the Effective Time, (a) all 3,356,606 Parent Common Shares constituting the Escrow Amount may be withheld solely from the Merger Consideration payable to the Escrow Fund Stockholders instead of from the Merger Consideration payable to all Stockholders, in which event such Parent Common Shares that constitute the Escrow Amount shall be allocated among the Escrow Fund Stockholders on a pro rata basis determined in accordance with each Escrow Fund Stockholder’s ownership of the Company Common Stock immediately prior to the Effective Time on an as converted basis and without regard to the liquidation preference attributable to any shares of Series A Preferred Stock held by any such Escrow Fund Stockholder, (b) all references in Section 10.05(b) to any payment by the Stockholders to any Parent Indemnified Party from the Escrow Amount under this Article 10 shall be deemed to refer solely to the Escrow Fund Stockholders and (c) the form of Escrow Agreement attached as Exhibit H hereto shall be modified as appropriate prior to execution and delivery thereof to reflect the terms of clauses (a) and (b) immediately above. The parties acknowledge and agree that the establishment of the Escrow Fund in accordance with the foregoing provisions of this Section 10.05(d) shall not limit the liability of any Stockholder for any claims for indemnification under this Article 10 by any Parent Indemnified Party that may be made other than against the Escrow Fund.

Section 10.06. Exclusive Remedy. Subject to Section 12.13, from and after Closing Date, indemnification pursuant to this Article 10 shall be the exclusive remedy of the parties hereto for any Loss or Losses arising out of or related to the transactions contemplated by this Agreement, except in the case of fraud or a willful breach of this Agreement.

ARTICLE 11

TERMINATION

Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the parties hereto;

(b) by Parent or the Company, if the Closing has not occurred by March 8, 2005 (the “Termination Date”), provided that the party seeking to exercise such right is not then in material breach of any of its material obligations under this Agreement;

(c) by Parent or the Company, if there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Transactions is entered and such judgment, injunction, order or decree shall become final and nonappealable;

(d) by Parent, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company or any Principal Stockholder contained in this Agreement such that the conditions set forth in Section 9.02(a) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if Parent is then in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement;

(e) by the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Co. contained in this Agreement such that the conditions set forth in Section 9.03(a) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(e) if any Principal Stockholder or the Company is then in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement;

(f) by the Company, by action of the Board of Directors of the Company, if, prior to receipt of the Company Stockholder Approval, (i) the Company is not in material breach of any of its material obligations under this Agreement, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice if available or, if not available, including all material terms and conditions of such agreement in the notice, (iii) Parent does not make, within three Business Days after receipt of the Company’s written notice of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and its financial advisors, is at least as favorable to the Company’s stockholders as the Superior Proposal and (iv) the Company prior to such termination pays to Parent the Company Termination Fee in accordance with Section 11.02(b), the Company agreeing hereby that (A) it shall not enter into a binding agreement referred to in clause (ii) immediately above until at least the fifth Business Day after it has provided the notice to Parent required thereby and (B) it shall notify Parent as soon as practicable if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notice;

(g) by Parent if, prior to the Company Stockholder Approval, the Board of Directors of the Company shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended a Superior Proposal (or the Board of Directors of the Company shall have resolved to do any of the foregoing);

(h) by the Company if, prior to the Parent Stockholder Approval, the Board of Directors of Parent shall have failed to recommend or shall have withdrawn or changed in a manner adverse to the Company its approval or recommendation of the Parent Stockholder Proposals (or the Board of Directors of Parent shall have resolved to do any of the foregoing);

(i) by Parent, if the Company Stockholder Approval shall not have been obtained by 5:00 p.m. Eastern Time on the second Business Day after the date of execution of this Agreement; provided that the right to terminate this Agreement under this Section 11.01(i) shall not be available to Parent if Parent has not complied with its obligations under Section 8.02(b); or

(j) by the Company, if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting; provided that the right to terminate this Agreement under this Section 11.01(j) shall not be available to the Company if the Company has not complied with its obligations under Section 8.01(b).

Section 11.02. Effect of Termination. (a) If this Agreement is validly terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for a willful breach of this Agreement. The agreements contained in this Section 11.02, Section 8.10 and Article 12 shall survive the termination hereof.

(b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 11.01(f) or (ii) by Parent pursuant to Section 11.01(g), the Company shall (A) promptly, but in no event later than the earlier of the date of such termination or date of entry into an agreement concerning an Acquisition Proposal, pay to Parent a termination fee of $3,000,000 (the “Company Termination Fee”) by wire transfer of same day funds and (B) in no event later than the close of business on the second Business Day after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby, pay to Parent the amount of such charges and expenses by wire transfer of same day funds.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 11.01(i) for the Company’s failure to obtain the Company Stockholder Approval within the period specified therein, the Company shall (i) no later than the close of business of the second Business Day after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby, pay to Parent the amount of such charges and expenses by wire transfer of same day funds and (ii) if within nine months of such termination the Company enters into an agreement concerning an Acquisition Proposal, the Company shall at the time of entering into such agreement, pay to Parent the Company Termination Fee by wire transfer of same day funds.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 11.01(h), Parent shall (i) promptly, but in no event later than the close of business on the second Business Day after such termination of this Agreement, pay to the Company a termination fee of $3,000,000 by wire transfer of same day funds and (ii) in no event later than the close of business on the second Business Day after the Company shall have requested payment of its changes and expenses incurred in connection with the transactions contemplated hereby, pay to the Company the amount of such charges and expenses by wire transfer of same day funds.

(e) In the event that this Agreement is terminated by the Company pursuant to Section 11.01(j), Parent shall, no later than the close of business on the Second Business Day after the Company shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby, pay to the Company the amount of such charges and expenses by wire transfer of same day funds.

(f) The Company and Parent each acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly, if the Company or Parent fails to promptly pay the amounts due pursuant to this Section 11.02, and, in order to obtain such payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for the amounts set forth in this Section 11.02, the party against which such judgment is entered shall pay to the party brining suit the costs and expenses (including attorneys’ fees) of the party bringing suit in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the rate published as the “Prime Rate” in The Wall Street Journal in effect from time to time during such period, plus 2%.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to Parent or Merger Co. or to the Company after the Effective Time, to:

ITC^DeltaCom, Inc.

1791 O.G. Skinner Drive

West Point, Georgia 31833

Attention: Chief Financial Officer

Facsimile: (706) 385-8801

with copies (which shall not constitute notice) to:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Suite 400

Huntsville, Alabama 35806

Attention: General Counsel

Facsimile: (256) 382-3936

Hogan & Hartson L.L.P.

8300 Greensboro Drive

McLean, Virginia 22102

Attention: Richard J. Parrino

                 Robert A. Welp

Facsimile: (703) 610-6200

if to the Company prior to the Effective Time, to:

Florida Digital Network, Inc.

2301 Lucien Way

Suite 200

Maitland, Florida 32757

Attention: President

                   Chief Financial Officer

Facsimile: (407) 835-1437

with copies (which shall not constitute notice) to:

Foley & Lardner LLP

P. O. Box 3391

Tampa, Florida 33601-3391

Attention: Steven W. Vasquez

Facsimile: (813) 221-4210

Edwards & Angell, LLP

101 Federal Street

Boston, Massachusetts 02110-1800

Attention: Stephen O. Meredith

Facsimile: (617) 439-4170

if to any Principal Stockholder, to such Principal Stockholder care of the Stockholders’ Representative at the following address or telecopy number:

M/C Venture Partners, L.P.

75 State Street, Suite 2500

Boston, Massachusetts 02109

Attention.: Peter H.O. Claudy

Facsimile: (617) 345-7200

with a copy to:

Edwards & Angell, LLP

101 Federal Street

Boston, Massachusetts 02110-1800

Attention: Stephen O. Meredith

Facsimile: (617) 439-4170

with copies (which shall not constitute notice) to such Persons at such addresses or telecopy numbers set forth beside the name of such Principal Stockholders on Annex 1;

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

Section 12.02. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and the Stockholders’ Representative or in the case of a waiver, by the party against whom the waiver is to be effective (or, if any such waiver is to be effective against any Principal Stockholder, by the Stockholders’ Representative); provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the holders of any shares of capital stock of the Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.03. Expenses. Except for filings fees related to compliance with any applicable requirements of the HSR Act, all of which shall be paid by Parent, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, provided that, if a Closing occurs, all such costs and expenses not theretofore paid by the Company shall be paid by Parent or the Surviving Corporation.

Section 12.04. Successors and Assigns; Benefit. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign (other than by operation of law following the Closing), delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent and Merger Co. may make such an assignment to one or more direct wholly-owned Parent Subsidiaries, but any such assignment shall not relieve Parent or Merger Co. of its obligations hereunder. Subsequent to the Effective Time, in the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Parent Common Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to holders of Parent Common Shares or combination of the Parent Common Shares, or any other change in capital structure of Parent, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, to the extent practicable, the original rights and obligations of the parties hereto under this Agreement. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that Section 8.14 is intended to confer rights and remedies to the officers and directors of the Company as and to the extent set forth therein.

Section 12.05. Governing Law. All matters arising out of or relating to this Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, except insofar as the Merger is governed by Delaware Law.

Section 12.06. Submission to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia located in the City of Atlanta, or if such court does not have jurisdiction, to the exclusive jurisdiction of the state courts of the State of Georgia located in Fulton County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12.01 shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Northern District of Georgia or (b) the state courts of the State of Georgia located in Fulton County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.08. Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.09. Disclosures. Notwithstanding anything in this Agreement or the Company Disclosure Schedule, the Company Updated Disclosure Schedule, the Parent Disclosure Schedule or the Parent Updated Disclosure Schedule to the contrary, the Company and Parent acknowledge that the disclosure by the Company or Parent of any matter pursuant to such schedules shall not be deemed to constitute an acknowledgement by the Company or Parent, as applicable, that such matter is required to be disclosed by the terms of this Agreement or that such matter is material.

Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 12.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12. Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in (a) the United States District Court for the Northern District of Georgia or (b) the state courts of the State of Georgia located in Fulton County, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.14. Nature of Liability.

(a) Parent and Merger Co. shall be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

(b) The Principal Stockholders shall be severally liable for all covenants, agreements, obligations and representations and warranties made by any of them or by the Company in this Agreement, and no Principal Stockholder shall be liable for any breach, noncompliance or violation by any other Principal Stockholder of such other Principal Stockholder’s covenants, agreements, obligations or representations and warranties.

Section 12.15. Binding Appointment. The provisions of this Agreement, including, without limitation, Article 10, shall be binding upon each Principal Stockholder and the executors, heirs, legal representatives and successors of each Principal Stockholder, and any references in this Agreement to a Principal Stockholder or the Principal Stockholders shall mean and include the successors to the Principal Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

Section 12.16. Definition of Knowledge. As used herein, the word “knowledge” shall, with respect to (i) the Company or any Subsidiary or (ii) Parent or any Parent Subsidiary, as the case may be, mean the actual knowledge of those persons listed in Section 12.16 of the Company Disclosure Schedule or the Parent Disclosure Schedule, respectively.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ITC^DELTACOM, INC.

By:	/s/ Douglas A. Shumate
	Name:	Douglas A. Shumate
	Title:	Senior Vice President and Chief Financial Officer

FLORIDA DIGITAL NETWORK, INC.

By:	/s/ Michael P. Gallagher
	Name:	Michael P. Gallagher
	Title:	Chief Executive Officer

BOATRAMP CO.

By:	/s/ Douglas A. Shumate
	Name:	Douglas A. Shumate
	Title:	Senior Vice President and Chief Financial Officer

PRINCIPAL STOCKHOLDERS:

M/C VENTURE PARTNERS V, L.P.

By:	M/C VP V LLC, its general partner

By:	/s/ Peter H.O. Claudy
	Name:	Peter H.O. Claudy
	Title:	Managing Director

M/C INVESTORS L.L.C.

By:	/s/ Peter H.O. Claudy
	Name:	Peter H.O. Claudy
	Title:	Managing Director

MEDIA/COMMUNICATIONS PARTNERS III LIMITED PARTNERSHIP

By:	M/C III L.L.C., its general partner

By:	/s/ Peter H.O. Claudy
	Name:	Peter H.O. Claudy
	Title:	Managing Director

CHESTNUT VENTURE PARTNERS, L.P.

By:	Chestnut Street Partners, Inc., its general partner

By:	/s/ Peter H.O. Claudy
	Name:	Peter H.O. Claudy
	Title:	Vice President

COLUMBIA CAPITAL EQUITY PARTNERS III (QP), L.P.

By:	Columbia Capital Equity Partners III, L.P., its General Partner

By:	Columbia Capitol III, L.L.C. its General Partner

By:	/s/ Donald Doering
	Name:	Donald Doering
	Title:	Chief Financial Officer

COLUMBIA FDN PARTNERS III, L.L.C.

By:	Columbia Capitol III, L.L.C. its General Partner

By:	/s/ Donald Doering
	Name:	Donald Doering
	Title:	Chief Financial Officer

CENTENNIAL VENTURES VII, L.P.

By:	Centennial Holdings VII, LLC, its General Partner

By:	/s/ Jeffrey H. Schutz
	Name:	Jeffrey H. Schutz
	Title:	Managing Director

CENTENNIAL ENTREPRENEURS FUND VII, L.P.

By:	Centennial Holdings VII, LLC, its General Partner

By:	/s/ Jeffrey H. Schutz
	Name:	Jeffrey H. Schutz
	Title:	Managing Director

The undersigned hereby acknowledges its appointment as the Stockholders’ Representative hereunder and its willingness to fulfill the duties of the Stockholders’ Representative as contemplated by this Agreement.

M/C VENTURE PARTNERS V, L.P.

By:	M/C VP V LLC, its general partner

By:	/s/ Peter H.O. Claudy
	Name:	Peter H.O. Claudy
	Title:	Managing Director